Exhibit (b)(i)

FORM OF REVOLVING CREDIT AND SECURITY AGREEMENT

among

EATON VANCE FLOATING-RATE INCOME TRUST,

as Borrower

CHARTA, LLC,

CAFCO, LLC,

CIESCO, LLC,

CRC FUNDING, LLC,

as Conduit Lenders

CITIBANK, N.A.,

as Secondary Lender

and

CITIBANK, N.A.,

as Agent

Dated as of ____________

PLEASE NOTE THAT THIS IS A CONFORMED VERSION OF THE REVOLVING CREDIT AND SECURITY AGREEMENT THAT HAS BEEN REVISED TO REFLECT THE AMENDMENTS REFERENCED ABOVE. THIS CONFORMED CREDIT AGREEMENT IS FOR REFERENCE PURPOSES ONLY AND IS NOT INTENDED TO REPLACE THE EXECUTED VERSIONS OF THE ABOVE-REFERENCED DOCUMENTS.

TABLE OF CONTENTS

Page

REVOLVING CREDIT AND SECURITY AGREEMENT

Article I DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Definitions.	1
SECTION 1.02. Rules of Construction.	26
SECTION 1.03. Computation of Time Periods.	26

Article II ADVANCES TO THE BORROWER

Article III CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement.	41
SECTION 3.02. Conditions Precedent to All Advances.	42

Article IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.	43

Article V COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower.	48
SECTION 5.02. Negative Covenants of the Borrower.	52

Article VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default.	56

Article VII PLEDGE OF PLEDGED COLLATERAL; RIGHTS OF THE AGENT

Article VIII THE AGENT

Article IX MISCELLANEOUS

SCHEDULES

Schedule I	Form of Investor Report
Schedule II	Location of Loan Documents
Schedule III	Industry Classifications
Schedule IV	Trustee Information
Schedule V	List of Advance Rates
Schedule 4.01(j)	Pending Litigation or Other Proceedings

EXHIBITS

EXHIBIT A	Form of Advance Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Notice of Prepayment
EXHIBIT E	Form of Notice of Conversion or Continuation

FORM OF REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of _______ among CHARTA, LLC, CAFCO, LLC, CIESCO, LLC and CRC FUNDING, LLC, as Conduit Lenders, CITIBANK, N.A. and the other Secondary Lenders (as hereinafter defined) from time to time parties hereto, CITIBANK, N.A., as agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the "Agent") and EATON VANCE FLOATING-RATE INCOME TRUST (together with its permitted successors and assigns, the "Borrower").

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Conduit Lenders (as hereinafter defined) and the Secondary Lenders from time to time make Advances to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Conduit Lenders and the Secondary Lenders are willing to make such Advances to the Borrower for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

"Accounting Based Consolidation Event" means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a Conduit Lender that are the subject of this Agreement, the Asset Purchase Agreement or any other Program Document with all or any portion of the assets and liabilities of Citibank or the Agent or any of their affiliates as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation (including any change in interpretation by independent accountants or regulators with direct application to financial statements of regulatory financial reports of Citibank, the Agent or any of their Affiliates) or release, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of Citibank or the Agent or any of their affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.

“Acquisition” means the merger of Eaton Vance Corp., of which the Adviser is an indirect, wholly-owned subsidiary, with and into one or more wholly owned subsidiaries of Morgan Stanley, substantially as described in that certain Agreement and Plan of Merger dated as of October 7, 2020 by and among Morgan Stanley, Mirror Merger Sub 1, Inc., Mirror Merger Sub 2, LLC and Eaton Vance Corp. (as it may be amended from time to time).

“Acquisition Closing Date” means the date, if any, that the Acquisition becomes effective.

"Adjusted Asset Value" means in respect of any Borrowing Base Eligible Asset an amount equal to the product of (i) the Asset Value of such Borrowing Base Eligible Asset, and (ii) the applicable Advance Rate for such Borrowing Base Eligible Asset.

"Advance" means each advance by a Conduit Lender or a Secondary Lender to the Borrower on a Borrowing Date pursuant to Article II, provided, that if any Conduit Lender assigns a portion of any Advance made by it to a Lender pursuant to an Asset Purchase Agreement or otherwise or any Secondary Lender assigns a portion of any outstanding Advance made by it pursuant to an Assignment and Acceptance, the portion of such Advance retained by such Conduit Lender or Secondary Lender, as the case may be, and the portion of such Advance acquired by such assignee shall each be deemed to constitute a separate Advance for purposes of this Agreement.

"Advance Note" means each promissory note, if any, issued by the Borrower to a Conduit Lender or a Secondary Lender in accordance with the provisions of Section 2.03(d), substantially in the form of Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

"Advance Rate" means in respect of any Asset, the percentage corresponding to such Asset or the ratings category for such Asset set forth on Schedule V hereto.

"Adverse Claim" means any Lien or other right, claim, encumbrance or any other type of preferential arrangement in, of or on any Person’s assets or properties in favor of any other Person, other than in the case of the Borrower, Permitted Liens.

"Adviser" means Eaton Vance Management, an indirect subsidiary of Morgan Stanley, together with its permitted successors and assigns.

“Advisory Agreement” means the Investment Advisory Agreement, dated as of May 12, 2021, between the Adviser and the Borrower, as the same may be amended, supplemented, waived or modified as permitted under this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affected Person" means each Lender, each Secondary Lender, any other entity which enters into a commitment to make or purchase any Advance or any interest therein, or to provide any liquidity or credit enhancement to a Conduit Lender, and any of their respective Affiliates, including any permitted assignee or participant of any Lender or any Secondary Lender.

2

"Affiliate" means, in respect of a referenced Person, (a) another Person controlling, controlled by or under common control with such referenced Person (which in the case of the Conduit Lenders and the Agent shall also include any entity which is a special purpose entity that issues promissory notes and has a relationship to the Agent comparable to that of the Conduit Lenders) or (b) any officer (exclusive of a "ministerial officer" with no authority to bind a Person), director of or partner in the referenced Person. The terms "control," "controlling," "controlled" and the like mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or properties, whether through ownership, by contract, arrangement or understanding, or otherwise.

"Agent" shall have the meaning assigned to such term in the introduction to this Agreement.

"Agent's Account" means the special account () of the Agent maintained at the office of Citibank, N.A. at its Principal Office or to such other account as the Agent shall designate in writing to the Borrower.

"Aggregate Custodian’s Advance Amount" means the sum of (i) the aggregate unpaid Dollar amount of all outstanding Custodian’s Overdraft Advances of cash, (ii) the aggregate Asset Value of all Custodian’s Overdraft Advances of securities to the extent not reimbursed by the Borrower, and (iii) the accrued and unpaid interest, if any, on the amounts set forth above.

"Agreement" means this Agreement, as the same may from time to time be amended, supplemented, waived or modified.

"Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the sum of the Applicable Margin plus the Base Rate for such Advance.

"Alternate Base Rate Advance" means an Advance, the Yield on which is computed with reference to the Alternate Base Rate.

"Applicable Law" means any Law of any Authority, including, without limitation, all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its property is bound.

"Applicable Margin" means, with respect to the Eurodollar Rate, % per annum and with respect to the Alternate Base Rate, % per annum; provided, however, that during the continuance of any Event of Default, the "Applicable Margin" shall mean with respect to the Eurodollar Rate, % per annum and with respect to the Alternate Base Rate, % per annum. For the avoidance of doubt, during any period that Yield in respect of any Advance is computed by reference to the Post-Default Rate, the “Applicable Margin” applicable to such Advance during such period shall be deemed to be .

3

"Approved Pricing Service" means, in respect of any Borrowing Base Eligible Asset, any of the following pricing services: Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corp., Thomson Reuters Pricing Service, Telerate, Markit Partners or Pricing Direct.

"ARPS Mandatory Redemption" means any redemption by the Borrower of any outstanding Auction Preferred Shares required pursuant to the terms and conditions set forth in Article VII, paragraph 4(ii) of the By-laws (prior to giving effect to Amendment No. X to the By-laws relating to the issuance of VRTP Shares).

"ARPS Retirement" means the full redemption or repurchase of all outstanding Auction Preferred Shares by the Borrower.

"Asset Coverage Test" means, as of any Business Day, the Borrower's "senior securities representing indebtedness" (as defined in Section 18(g) of the Investment Company Act) have "asset coverage" (as defined in Section 18(h) of the Investment Company Act) of at least % (or such higher percentage as may be set forth in Section 18(h) of the Investment Company Act), computed on each Business Day regardless of whether or not dividends or distributions are being made on such day, or whether Debt is being incurred on such day and computed as if each outstanding Advance constituted a "senior security" without regard to whether such Advance is a loan for "temporary purposes" or otherwise excludable from the definition of "senior securities" under Section 18(g) of the Investment Company Act.

"Asset Purchase Agreement" means the Asset Purchase Agreement entered into by the Conduit Lenders and a Secondary Lender (other than Citibank) concurrently with an Assignment and Acceptance or any similar arrangement in respect of Citibank.

"Assets" means a collective reference to all items which would be classified as an "asset" on the balance sheet of the Borrower in accordance with GAAP.

"Asset Value" means, as of any day of determination (a) in respect of Cash, the amount of such Cash, (b) in respect of any Loan Asset, the lower of (i) the value of such Loan Asset provided by Thomson Reuters Pricing Service or another Approved Pricing Service, and (ii) the Value of such Loan Asset determined by the Borrower based upon the Matrix Price of such Loan Asset or such other Value as is determined by the Borrower in a manner which is in accordance with the Prospectus of the Borrower in effect on the Closing Date and in accordance with Applicable Law, including without limitation the rules, regulations and interpretations of the SEC under the Investment Company Act, and (c) in respect of any other Asset, the lower of (i) the value of such Asset provided by an Approved Pricing Service, and (ii) the Value of such Asset computed in the manner as such Value is required to be computed by the Borrower in accordance with the Prospectus of the Borrower in effect on the Closing Date and in accordance with Applicable Law, including without limitation the rules, regulations and interpretations of the SEC under the Investment Company Act; provided, that the Asset Value of any Asset shall be net of the Borrower's liabilities relating thereto, including without limitation all of the Borrower’s obligations to pay any unpaid portion of the purchase price therefor; provided, further, that the Asset Value of any Borrowing Base Eligible Asset shall be if the Value of such Asset is not determined as expressly set forth above.

4

"Assignee Rate" means in respect of any Advance for any Settlement Period an interest rate per annum equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Settlement Period; provided, however, that in case of:

(i)            any Settlement Period on or prior to the first day of which a Lender (other than the Conduit Lenders) or Secondary Lender shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or Secondary Lender to fund such Advance at the Assignee Rate set forth above (and such Lender or such Secondary Lender shall not have subsequently notified the Agent that such circumstances no longer exist);

(ii)            any Settlement Period of one to (and including) 27 days;

(iii)            any Settlement Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the second Business Day preceding the first day of such Settlement Period, that such Advance will not be funded by issuance of commercial paper; or

(iv)            any Settlement Period for which the aggregate principal amount of the outstanding Advances is less than $;

the "Assignee Rate" for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Settlement Period.

"Assignment and Acceptance" means the Assignment and Acceptance, in substantially the form of Exhibit C hereto, entered into by a Secondary Lender, an Eligible Assignee, the Agent and, if applicable, the Borrower, pursuant to which such Eligible Assignee became a party to this Agreement.

"Auction Preferred Shares" means any series of preferred shares which are issued by the Borrower pursuant to Section 5.1 of Article VI of the Declaration of Trust and Article VII of the By-laws (prior to giving effect to Amendment No. X to the By-laws relating to the issuance of VRTP Shares), and for which the per annum rate of cash dividends payable to holders of such shares are determined periodically pursuant to the auction procedures set forth in paragraph 10 of Article VII of the By-laws (prior to giving effect to Amendment No. X to the By-laws relating to the issuance of VRTP Shares).

"Australian Dollars" means the lawful currency of Australia.

"Authority" means any governmental or quasi-governmental authority (including the National Association of Securities Dealers, the stock exchanges and the SEC), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any Federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

5

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Base Rate" means the rate of interest from time to time announced publicly by Citibank at its Principal Office as its base rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Citibank. Notwithstanding the foregoing, the Base Rate shall not be less than %.

"Basel III" means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Regulations and Supervisory Practices as "Basel III" or the "Basel III Framework" published in December 2010 together with any further guidance or standards in relation to "Basel III" or the "Basel III Framework" published or to be published by the Basel Committee on Banking Regulations and Supervisory Practices.

"Benefit Arrangement" means an employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to the provisions of Title I of ERISA and is not a Plan or a Multiemployer Plan.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

"Bond Asset" means any Asset that is a direct interest in a corporate bond obligation.

"Borrower" shall have the meaning assigned to such term in the introduction to this Agreement.

"Borrower Obligations" means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower or the Adviser to any Secured Party under or in connection with this Agreement, the Advance Notes, the Letter Agreement, the Control Agreement, the Fee Letter or any other Program Document, including without limitation, all amounts payable by the Borrower in respect of the Advances, with interest thereon, and the amounts payable under Sections 2.05, , 2.07, 2.08, 2.09, 2.10, 2.12, 2.13, 2.14, 7.04(b), 9.03 and 9.04 of this Agreement.

6

"Borrower's Account" means Account No. 00421313, ABA No. 011-000-028, maintained with the Custodian, or such other account as the Borrower shall from time to time designate in writing to the Agent.

"Borrowing Base" means on the date any determination thereof is made, an amount equal to (i) the aggregate Adjusted Asset Value of all Eligible Collateral as of such date of determination in which the Agent has a valid and perfected first priority security interest free and clear of Adverse Claims, minus (ii) the Borrowing Base Excess Amount as of such date of determination.

"Borrowing Base Determination Date" shall have the meaning assigned to such term in Section 2.05(b).

"Borrowing Base Eligible Asset" means Cash maintained in the Collateral Account, any Eligible Debt Security, any Eligible Commercial Paper, any Eligible Money Market Investment and any Eligible Government Security which the Borrower is permitted to purchase in accordance with the Investment Policies and Restrictions which are free and clear of all Adverse Claims; provided, that such Asset does not constitute (i) an option, a Derivatives Transaction, an Equity Security, any Margin Stock, a Distressed Asset, an Unrated Asset, a Non-OECD Asset, a Citigroup Asset or an Illiquid Asset, (ii) an Asset which is the subject of a reverse repurchase agreement, dollar roll, securities lending transaction or other Derivatives Transaction (other than Derivatives Transactions entered into solely to protect against interest rate risk which have not been entered into for speculative purposes), including, without limitation, any cash or other Asset maintained in a segregated account with the Custodian relating to any outstanding reverse repurchase agreement entered into by the Borrower or any Asset which is pledged for margin requirements on options and derivatives transactions or dollar rolls or securities lending transactions, (iii) an Asset that is committed to a repurchase of shares pursuant to Rule 23c-3(b)(9) under the Investment Company Act, (iv) an Asset held by a sub-custodian of the Custodian which is not located in the United States, or (v) an Asset the obligor of which (a) is, or is owned or controlled by, a Sanctioned Person; (b) is located, incorporated, organized, or resident in a Sanctioned Country; (c) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person in a manner that would violate any Sanction; or (d) is the subject of any formal governmental action, proceeding or investigation under any Sanctions Laws or any applicable anti-money laundering laws.

"Borrowing Base Excess Amount"

"Borrowing Base Test" means as of any date of determination that the Borrowing Base shall be equal to or greater than Credits Outstanding.

"Borrowing Date" shall have the meaning assigned to such term in Section 2.02(a).

7

"Borrowing Limit" shall have the meaning assigned to such term in Section 2.05(c).

"Business Day" means any day on which (i) banks are not authorized or required to close in New York, New York and the NYSE is not authorized or required to close, and (ii) if this definition of "Business Day" is utilized in connection with a Eurodollar Rate Advance, dealings are carried out in the London interbank market.

"By-laws" means the duly adopted by-laws of the Borrower dated as of April 28, 2004, as the same may be amended, restated, supplemented, waived or modified from time to time.

"CAFCO" means CAFCO, LLC.

"Canadian Dollars" means the lawful currency of Canada.

"Cash" means United States Dollars immediately available on the day in question in an account maintained by the Custodian.

"CHARTA" means CHARTA, LLC.

"CIESCO" means CIESCO, LLC.

"Citibank" means Citibank, N.A. and its successors.

"Citigroup Asset" means an Asset for which Citigroup Inc. or any Affiliate of Citigroup Inc. is the issuer or guarantor.

"Class A Bond Assets" means, as of any date of determination, all Borrowing Base Eligible Assets which are Eligible Bond Assets and which are related to corporate bond obligations which obligations are rated as of such date of determination no less than "BBB-" from S&P and "Baa3" from Moody’s, or which, if rated only by S&P or Moody’s, shall be rated no less than "BBB-" from S&P or "Baa3" from Moody’s.

"Class A Loan Asset" means as of any date of determination, a Borrowing Base Eligible Asset which (i) is an Eligible Loan Asset, (ii) is not a Distressed Asset, and (iii) has an Asset Value which is at least percent (%) of its par value as of such date of determination.

"Class B Bond Assets" means, as of any date of determination, all Borrowing Base Eligible Assets which are Eligible Bond Assets and which are related to corporate bond obligations (i) that are not Class A Bond Assets and (ii) which obligations are rated as of such date of determination no less than "BB-" from S&P and "Ba3" from Moody’s, or which, if rated only by S&P or Moody’s, shall be rated no less than "BB-" from S&P or "Ba3" from Moody’s.

"Class B Loan Asset" means as of any date of determination, a Borrowing Base Eligible Asset which (i) is an Eligible Loan Asset, (ii) is not a Distressed Asset, and (iii) has an Asset Value which is less than percent (%) of its par value but greater than or equal to percent (%) of its par value as of such date of determination.

8

"Class C Bond Assets" means, as of any date of determination, all Borrowing Base Eligible Assets which are Eligible Bond Assets and which are related to corporate bond obligations (i) that are not Class A Bond Assets or Class B Bond Assets and (ii) which obligations are rated as of such date of determination no less than "B-" from S&P and "B3" from Moody’s, or which, if rated only by S&P or Moody’s, shall be rated no less than “B-“ from S&P or “B3” from Moody’s.

"Closing Date" means the first date on which the conditions precedent specified in Section 3.01 shall have been fully satisfied.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

"Collateral Account" shall have the meaning assigned to such term in the Control Agreement.

"Compliance Certification Date" shall have the meaning assigned to such term in Section 2.05(b).

"Conduit Lender" means each of CHARTA, LLC, CAFCO, LLC, CIESCO, LLC, and CRC Funding, LLC, together with their permitted successors and assigns that constitute special purpose entities that issue commercial paper notes or other debt securities.

"Control Agreement" means the Control and Collateral Agency Agreement, dated as of the date hereof among the Borrower, the Agent and the Custodian, as the same may from time to time be amended, supplemented, waived or modified.

"CP Rate" for each day during a Settlement Period for any Advance means to the extent a Conduit Lender funds such Advance on such day by issuing commercial paper notes, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those commercial paper notes issued by such Conduit Lender that are allocated, in whole or in part, by the Agent (on behalf of such Conduit Lender) to fund the making or maintenance of such Advance on such day during such Settlement Period as determined by the Agent (on behalf of such Conduit Lender) and reported to the Borrower, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such commercial paper notes, to the extent such commissions are allocated, in whole or in part, to such commercial paper notes by the Agent on behalf of such Conduit Lender; provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such day, the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that for each day during the continuance of any Event of Default the "CP Rate" shall mean the CP Rate as computed above plus % per annum; provided, further, that for any period that Yield in respect of any Advance is computed by reference to the Post-Default Rate, the "CP Rate" in respect of such Advance for such period shall be deemed to be . Notwithstanding the foregoing, the CP Rate shall not be less than %.

"CRC" means CRC Funding, LLC.

9

"Credits Outstanding" means at any time a determination thereof is made, an amount equal to the sum of (i) the outstanding principal amount of all Advances, plus (ii) any unpaid and past due Yield accrued on the outstanding advances and unpaid fees due under the Fee Letter, plus (iii) the Yield that would accrue on the outstanding principal amount of the Advances through the sixty (60) day period following such date of determination, computed by reference to the Assignee Rate based upon the Eurodollar Rate for a thirty (30) day period in effect as of the time of determination, plus (iv) all fees that would accrue under the Fee Letter through the sixty (60) day period following such date of computation, computed as if the outstanding principal amount of the Advances on each day during such period was equal to the Total Commitment, plus (v) the Aggregate Custodian's Advance Amount, plus (vi) the amount of any judgment or the amount of any taxes that give rise to a Permitted Lien on any Assets of the Borrower.

"Custodial Agreement" means the Master Custodian Agreement between the Custodian, the Borrower and certain other funds parties thereto dated as of September 1, 2010 , as the same may from time to time be amended, supplemented, waived or modified as permitted under the Program Documents.

"Custodian" means State Street Bank and Trust Company, as successor to Investors Bank & Trust Company, as custodian under the Custodial Agreement and as securities intermediary and collateral agent under the Control Agreement, and its permitted successors and assigns.

"Custodian’s Overdraft Advances" means any advance of cash, assets or securities by the Custodian pursuant to or in connection with the Custodial Agreement.

"Debt" means with respect to any Person, at any date, without duplication, (i) all "senior securities representing indebtedness" (as defined in Section 18(g) of the Investment Company Act), (ii) all obligations of such Person for borrowed money, including without limitation, all obligations of such Person which are evidenced by letters of credit or letter of credit reimbursement, (iii) all obligations of such Person evidenced by bonds, debentures, notes, acceptances or other similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vii) payment obligations, fixed or contingent, under investment, financial derivative or similar contracts (other than covered short sales), (viii) all Debt of others Guaranteed by such Person, and (ix) to the extent not otherwise included, all items which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of such Person’s balance sheet.

"Declaration of Trust" means the Agreement and Declaration of Trust of the Borrower dated as of April 28, 2004, made by the initial Trustee thereunder, as amended, restated, supplemented, waived or modified from time to time.

"Default" means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

10

"Derivatives Transaction" means any financial futures contract, option, forward contract, warrant, swap, swaption, collar, floor, cap and other agreement, instrument and derivative and other transactions of a similar nature (whether currency linked, index linked, insurance risk linked, credit risk linked or otherwise).

"Determination Date" shall have the meaning assigned to such term in Section 2.05(c).

"Distressed Asset" means an Asset (i) which is, or the Obligor of which, is the subject of a bankruptcy, insolvency, liquidation or other similar proceedings, (ii) which is in default beyond the applicable notice and cure periods, if any, as to payment of principal or interest or otherwise, including, without limitation, any “event of default”, under the instruments or agreements under which they were issued or otherwise evidenced, including the applicable Loan Documents with respect to a Loan Asset; provided, however, that if such Asset is in default for a period of time equal to or greater than thirty (30) consecutive days, such Asset shall be deemed to constitute a Distressed Asset regardless of whether or not the applicable grace period in respect of such Asset has expired, (iii) which is otherwise classified by the Adviser or the Borrower as a "Distressed Asset", (iv) which is rated "Caa1" or lower by Moody's or "CCC+" or lower by S&P, or (v) which has an Asset Value which is less than percent (%) of its par value.

"Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

"Dollars" and "$" mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Assignee" means Citibank, any of its Affiliates, any Person managed by Citibank or any of its Affiliates, or any financial or other institution acceptable to the Agent.

"Eligible Bond Asset" at any time means a Bond Asset (i) which is part of an issuance of corporate debt with an aggregate outstanding principal amount on the original issuance date of such Bond Asset which is at least equal to $; and (ii) which has a scheduled final maturity date no later than the thirtieth (30th) anniversary after the related original issuance date.

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"Eligible Collateral" means at any time the Pledged Collateral which constitutes Borrowing Base Eligible Assets.

"Eligible Commercial Paper" means a promissory note issued in the United States commercial paper market by an obligor having its principal office in the United States, having a maturity of not more than 270 days and which (i) if rated by both S&P and Moody's is rated at least "A-1" by S&P and at least "P-1" by Moody's, and (ii) if rated by S&P or Moody's (but not both) is rated at least "A-1" by S&P or at least "P-1" by Moody's.

"Eligible Debt Securities" means Eligible Loan Assets and Eligible Bond Assets.

"Eligible Government Securities" means all "Government Securities" (as defined in the Investment Company Act and which for the purposes hereof shall include any securities issued or guaranteed as to principal and interest by an agency of the government of the United States) held in an account maintained by the Custodian, which mature in five (5) years or less from the date of issuance thereof.

"Eligible Loan Asset" at any time means a Loan Asset:

(i)              which is a first lien syndicated senior secured floating rate loan with respect to which the interest payable on the principal amount thereof by the related Obligor is payable in cash;

(ii)           in respect of which the Borrower’s interest is not a subparticipation;

(iii)         which has a scheduled final maturity date no later than the eighth (8th) anniversary after the related Origination Date;

(iv)          which is part of a syndicated credit facility where the sum of the aggregate revolving loan commitment amount plus the aggregate outstanding principal amount of all term loans under such facility on the Origination Date of such Loan Asset is at least equal to $;

(v)            which relates to Loan Documents in which the Borrower’s interest (direct or participating) in the aggregate outstanding principal amount of all loans thereunder is no greater than percent (%);

(vi)          in respect of which the related Loan Documents are not subject to any confidentiality arrangement which would preclude the Agent from reviewing such Loan Documents;

(vii)       in which the Borrower’s interest in all collateral security therefor and principal and interest payments thereunder is no less than pro rata and pari passu with all other lenders thereunder or participants therein, as the case may be;

(viii)     in respect of which the credit rating of the related Transaction Agent or its controlling Affiliate is no less than "A-" from S&P or "A3" from Moody's;

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(ix)          in respect of which, if the Borrower's interest therein is that of a participant, the credit rating of the related Selling Institution is no less than "A-" from S&P and "A3" from Moody's;

(x)            the pledge of which under Article VII of this Agreement, would not conflict with or constitute a default under or be prohibited by any anti-assignment or other provisions contained in the related Loan Documents, except for anti-assignment provisions rendered ineffective by applicable law;

(xi)          which does not constitute a Non-OECD Asset;

(xii)       which is denominated and payable in Dollars, Euros, Sterling, Canadian Dollars, Swiss Francs or Australian Dollars; and

(xiii)     which relates to Loan Documents in full force and effect which are legal, valid and binding obligations of the parties purported to be bound thereby, enforceable against such parties in accordance with their respective terms.

"Eligible Money Market Investment" means an investment with a maturity of 360 days or less (i) in a money market fund having a rating of "AAAm" or "AAAm-g" from S&P or a rating of "P-1" from Moody’s, or (ii) in Eaton Vance Cash Reserves Fund, LLC (solely to the extent that (x) it meets the requirements of SEC Rule 2a-7 under the Investment Company Act and (y) Eaton Vance Management or an Affiliate of Eaton Vance Management acts as its investment manager).

"Eligible Successor Adviser" means a wholly-owned direct or indirect subsidiary of Morgan Stanley or another registered investment adviser approved by the Board of Trustees of the Borrower, in each case which has executed a letter agreement in favor of the Agent in substantially the form of the Letter Agreement in effect on the Closing Date and which has been approved of in writing by the Agent.

"E-Mail Report" shall have the meaning assigned to such term in Section 9.15.

"Equity Securities" means common stock and preferred stock, warrants, membership interests or partnership interests and securities that are convertible into common or preferred stock, membership interests or partnership interests.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (n) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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"Euro" means the lawful currency of Member States of the European Union that adopt the single currency introduced in accordance with the Treaty Establishing the European Community, as amended.

"Eurocurrency Liabilities" shall have the meaning assigned to such term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Additional Yield" means additional Yield on the outstanding principal of each Advance during the Settlement Period in respect of such Advance in respect of which Yield is computed by reference to the Eurodollar Rate, for such Settlement Period, at a rate per annum equal at all times during such Settlement Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Settlement Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to percent (%) minus the Eurodollar Rate Reserve Percentage of the applicable Lender (other than a Conduit Lender) or Secondary Lender, as the case may be, for such Settlement Period.

"Eurodollar Rate" means, for any Advance funded or maintained by a Lender (other than a Conduit Lender) or a Secondary Lender for any Settlement Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of % per annum) appearing on the display designated as "BBAM" on the screens maintained by Bloomberg, L.P. (or on any successor or substitute page of Bloomberg, L.P., or any successor to or substitute for Bloomberg, L.P., providing rate quotations comparable to those currently provided on such page of Bloomberg, L.P., as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Settlement Period for a term comparable to such Settlement Period or, if for any reason such rate is not available and a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have not occurred with respect to USD LIBOR , the rate per annum (rounded upwards to the nearest whole multiple of % per annum) at which Dollar deposits of $ and for a maturity comparable to such Settlement Period are offered by the principal London office of Citibank in the London interbank market at 11:00 a.m. (London time) two (2) Business Days before the first day of such Settlement Period, by (b) a percentage equal to % minus the Eurodollar Rate Reserve Percentage for such Settlement Period. Notwithstanding the foregoing, the Eurodollar Rate shall not be less than %.

"Eurodollar Rate Advance" means an Advance made or maintained by a Lender (other than a Conduit Lender) or a Secondary Lender, the Yield on which is computed with reference to the Eurodollar Rate.

"Eurodollar Rate Reserve Percentage" for any Settlement Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a Lender (other than a Conduit Lender) or any Secondary Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Settlement Period.

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"Event of Default" means any of the events, acts or occurrences set forth in Section 6.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Facility" shall have the meaning assigned to such term in Section 9.09.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain letter agreement dated the date hereof between the Borrower and the Agent, as the same may from time to time be amended, supplemented, waived or modified.

"Fitch" means Fitch Ratings, Inc., together with its successors.

"Foreign Asset" means any Asset issued, guaranteed or owing by persons organized under the laws of any OECD Country (other than the United States of America) and which is denominated and payable in Dollars, Canadian Dollars, Euros, Sterling, Swiss Francs or Australian Dollars.

"GAAP" means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

"Governmental Authorizations" means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

"Governmental Filings" means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filing with all Authorities.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to

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keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Illiquid Asset" means as of any date, any Restricted Security or any other Asset for which (i) there is no established public or private institutional trading market in the United States, such that such Asset may be reasonably expected to be sold in such market within seven (7) days in the ordinary course of business at a price approximating the Asset Value of such Asset on such date subject only to fluctuations in the market price therefor, (ii) the fair market value of such Asset, is not readily ascertainable from recognized independent sources in the market for such Assets, or (iii) are otherwise categorized as "illiquid securities" by the Borrower or the Adviser.

"Industry Class" means any industry class set forth on Schedule III hereto, as such Schedule III may be amended and supplemented from time to time with the prior written consent of the Agent.

"Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Investment Policies and Restrictions" means the provisions dealing with investment policies, distributions, investment restrictions, tender offers, repurchases, leverage and diversification status as set forth in the Borrower’s Prospectus in effect on the Closing Date as modified as permitted by Section 5.02(i).

"Investor Report" means the Investor Report of the Borrower substantially in the form of Schedule I hereto.

"Law" means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

"Lenders" means the Conduit Lenders, together with all Persons which acquire or are obligated to acquire any interest in any Advance under an Asset Purchase Agreement or in the case of Citibank, under any similar arrangement, or otherwise.

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"Letter Agreement" means the Letter Agreement dated as of the date hereof from the Adviser to the Agent on behalf of the Secured Parties, as the same may from time to time be amended, supplemented, waived or modified.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

"Liquidation Fee" means, in respect of any Advance for any Settlement Period which is funded by a Conduit Lender during which the principal on such Advance is repaid by the Borrower in whole or in part, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Settlement Period) which would have accrued during such Settlement Period on the reduction of the outstanding principal amount of such Advance relating to such Settlement Period had such reductions remained as outstanding principal, exceeds (ii) that income, if any, received by the applicable Conduit Lender's investing the proceeds of such reductions of principal.

"Loan Asset" means a direct or participation or sub-participation interest in or assignment or novation of a loan or other extension of credit.

"Loan Documents" means with respect to any Loan Asset, each loan agreement, promissory note, collateral security agreement, participation certificate, guarantee and any other agreement or document evidencing, securing, governing or executed in connection with such Loan Asset, including without limitation, the agreements and instruments in respect of which the Borrower acquired such Loan Asset.

"Margin Stock" shall have the meaning assigned to such term in Regulation U.

"Material Adverse Effect" means a (i) material adverse effect on the ability of the Borrower or the Adviser to perform its obligations under this Agreement, any other Program Document or any Loan Document, (ii) a material adverse effect on any Secured Party’s right, title and interest in the Pledged Collateral or on the rights and remedies of any Secured Party under any Program Document, (iii) a material adverse effect on the business, financial position, operations, Assets or properties of the Borrower or the Adviser, or (iv) a Default or Event of Default.

"Matrix Price" means, with respect to any Loan Asset, the matrix price derived from an Approved Pricing Service in a manner approved by the Board of Trustees of the Borrower and in accordance with the Prospectus of the Borrower in effect on the Closing Date and in accordance with Applicable Law, including without limitation the rules, regulations and interpretations of the SEC under the Investment Company Act.

"Maturity Date" means the Termination Date (or if such day is not a Business Day, the Business Day immediately preceding such date) or such earlier date as provided in Section 6.01.

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"Moody's" means Moody's Investors Service, Inc., together with its successors.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

"Multiemployer Plan" means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA.

"NAV" means in respect of the Borrower, the net asset value of the Borrower computed in the manner such net asset value is required to be computed by the Borrower in accordance with the Investment Company Act and as described in its Prospectus; provided that, for the avoidance of doubt, NAV shall be computed for the Borrower on an aggregate basis taking into account the market value of the Borrower’s Assets and Debts, and not on a per share basis.

"Non-OECD Asset" means any Asset issued or Guaranteed by a Person organized or domiciled outside of any OECD Country or with respect to any Loan Asset, the Obligor of which is organized outside of any OECD Country.

"Notice of Borrowing" shall have the meaning assigned to such term in Section 2.02.

"Notice of Conversion or Continuation" shall have the meaning assigned to such term in Section 2.06(a).

"Notice of Exclusive Control" shall have the meaning assigned to such term in the Control Agreement.

"NYSE" means the New York Stock Exchange.

"Obligor" means in respect of any Loan Asset, the Person primarily obligated under the related Loan Documents to repay the loan or extension of credit which is the subject of such Loan Asset.

"OECD Country" means any country which is a member of the Organization for Economic Cooperation and Development and which has a sovereign credit rating for "foreign currency" of at least "AA-" and "Aa3" from S&P and Moody’s, respectively.

"OFAC" means the U.S. Office of Foreign Assets Control, together with any successor thereto.

"Origination Date" means in respect of any Loan Asset the initial date on which the proceeds of the loan or other extension of credit which is the subject of such Loan Asset was advanced to the Obligor under the related Loan Documents. "Percentage" of any Secondary Lender means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Secondary Lender that has entered into an Assignment and Acceptance, the percentage set forth therein as such Secondary Lender’s Percentage, or such amount as reduced by an Assignment and Acceptance entered into between such Secondary Lender and an Eligible Assignee.

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"Permitted Debt" means (a) (i) Debt arising under this Agreement or the other Program Documents to the Secured Parties, (ii) Debt in favor of the Custodian relating to Custodian's Overdraft Advances incurred in the ordinary course of the Borrower’s business, which are not overdue, (iii) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, (iv) Debt (other than Debt for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of Assets, Derivatives Transactions, reverse repurchase agreements or dollar rolls to the extent such purchases are permitted under the Investment Company Act and the Borrower’s Investment Policies and Restrictions, (v) obligations of the Borrower to fund future extensions of credit under the Loan Documents relating to its Loan Assets which do not exceed percent (%) of the aggregate Asset Value of the Borrower's Assets and which meet the Borrower's diversification requirements set forth under the heading "Investment Restrictions" in the Borrower's Statement of Additional Information as of the Closing Date, (vi) Debt in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default and so long as the Borrower shall at the time in good faith be diligently prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, and (vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) any other Debt (other than Debt for borrowed money), to the extent such Debt arises from a transaction permitted under the Investment Company Act and the Borrower’s Investment Policies.

"Permitted Liens" means (a) in respect of any Asset of the Borrower, (i) Liens of any Secured Party created by or pursuant to this Agreement or the Control Agreement, (ii) Liens of the Custodian securing the Custodian's Overdraft Advances to the extent such Custodian’s Overdraft Advances do not exceed the amount permitted by Section 5.02(p), (iii) Liens of the Custodian which are by the terms of the Control Agreement expressly subordinated to the payment of the Borrower Obligations, (iv) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate actions and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrower’s books, (v) Liens in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default and so long as the Borrower shall at the time in good faith be diligently prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, (vi) Liens incidental to the conduct of the Borrower’s business securing the performance of fee and expense obligations to the Custodian and other similar agents which are providing services in respect of the Borrower’s Assets arising in the ordinary course of the Borrower’s business which are not overdue for a period in excess of thirty (30) days, and (vii) Liens in respect of the Debt permitted under clause (a) (iv) of the definition of Permitted Debt, and (b) in respect of any Asset of the Borrower which does not constitute Pledged Collateral and which is not maintained in the Collateral Account, Liens in favor of the relevant party to transactions permitted in accordance with clause (b) of the definition of Permitted Debt, in respect of which collateral is pledged by the Borrower to such parties to secure the Borrower's obligations to such parties.

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"Permitted Senior Securities" means "senior securities" within the meaning of the Investment Company Act which constitute Advances under this Agreement, VRTP Shares, Derivatives Transactions, repurchase transactions, reverse repurchase transactions, or commitments of the Borrower to fund future advances or other extensions of credit under any Loan Document, to the extent the issuance of any such senior security by the Borrower is not in contravention of the Investment Company Act or the Borrower's Investment Policies and Restrictions in effect on the Closing Date.

"Person" means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Plan" means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

"Pledged Collateral" shall have the meaning assigned to such term in Section 7.01.

"Post-Default Rate" means in respect of all amounts payable to any Secured Party under any Program Document not paid when due (whether at stated maturity, by acceleration or otherwise), including, without limitation, the principal and Yield on any Advance not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to the applicable Base Rate as in effect from time to time plus percent (%).

"Principal Office" means the principal office of Citibank, N.A. presently located at 399 Park Avenue, New York, New York or at such other location as the Agent shall designate in writing to the Borrower.

"Private Authorizations" means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) including, without limitation, those with respect to trademarks, service marks, trade names, copyrights, computer software programs, technical and other know-how.

"Proceeds" shall have, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

"Product Information" shall have the meaning assigned to such term in Section 9.09(a).

"Program Documents" means this Agreement, the Advance Notes, the Letter Agreement, the Control Agreement, the Advisory Agreement, the Custodial Agreement, the Asset Purchase Agreement, the Fee Letter, the Loan Documents and the other agreements, documents and instruments entered into or delivered in connection herewith or therewith.

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"Program Termination Date" means the later to occur of (i) the Termination Date, and (ii) the date that all Borrower Obligations have been finally paid in full; provided, however, that if any payment in respect of any Borrower Obligation made to any Secured Party must be rescinded or returned for any reason whatsoever (including the insolvency or bankruptcy of the Borrower) such Borrower Obligation shall be deemed to be reinstated as though such payment had not been made and the Program Termination Date shall be deemed to have not occurred.

"Prospectus" means with respect to the Borrower the prospectus dated June 24, 2004 filed with the SEC as a part of the Borrower’s registration statement on Form N-2, as amended, and shall include, without limitation, the related statement of additional information, if any, included in such registration statement, and all supplements, amendments and modifications thereto as of the Closing Date, and as further supplemented, amended or modified in accordance with Applicable Law, including, without limitation, the Securities Act and the Investment Company Act.

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.”

"Rating Agencies" means S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved of in writing by the Agent.

"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, managers, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Requested Amount" shall have the meaning assigned to such term in Section 2.02.

"Requisite Ratings" shall have the meaning assigned to such term in Section 2.08 (e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means in respect of any Person, the president, the executive vice president, the senior vice president, any vice president, the treasurer, the secretary, any other duly authorized officer of such Person, or any other authorized Person designated by any such Person; provided, that the Agent shall have received a manually signed certificate of the Secretary or Assistant Secretary of such Person as to the incumbency of or authority of, and bearing a manual specimen signature of, such duly authorized officer or authorized Person.

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"Restricted Payments" means (a) the declaration of any distribution or dividends (other than distributions payable solely in shares of beneficial interest in the Borrower) on, or the payment on account of, or the setting apart of assets for the purchase, redemption, retirement or other acquisition of any shares of beneficial interests in the Borrower, whether now or hereafter outstanding, either directly or indirectly, whether in cash, property or in obligations of the Borrower, and (b) the payment of fees and expenses to the Adviser or any Affiliate of the Adviser as compensation for the provision of managerial, administrative services or otherwise.

"Restricted Security" shall have the meaning assigned to such term under Rule 144.

"Rule 144" means Rule 144 promulgated by the SEC under the Securities Act, as amended and from time to time in effect, or any successor regulatory provision.

"S&P" means Standard & Poor's Ratings Services, together with its successors.

"Sanctioned Country" means, at any time, a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

"Sanctioned Person" means a Person that is, or is owned or controlled by Persons that are, (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.

"Sanctions" shall have the meaning assigned to such term in Section 4.01(w).

"Sanctions Laws" are the laws, regulations, and rules promulgated or administered by OFAC to implement US sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder, as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder, as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder; the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding Laws administered by any applicable Authority or Laws of jurisdictions in which the Borrower operates or in which the proceeds of the Advances will be used or from which repayments of the Borrower Obligations will be derived.

"SEC" means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

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"Secondary Lender Commitment" means (a) with respect to Citibank, subject to Section 2.01(a), an amount equal to the Total Commitment, as such amount shall be adjusted by any Assignment and Acceptance entered into between Citibank and an Eligible Assignee, or (b) with respect to a Secondary Lender that has entered into an Assignment and Acceptance, the amount set forth therein as such Secondary Lender's "Secondary Lender Commitment" in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Secondary Lender and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Total Commitment pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Secondary Lender's Secondary Lender Commitment.

"Secondary Lender Stated Expiration Date" means March 7, 2022, as such date may be extended by the parties hereto for additional periods not to exceed 364 days per period.

"Secondary Lenders" means Citibank and each Eligible Assignee that becomes a party to this Agreement pursuant to Section 9.06(b).

"Secured Parties" means the Agent, the Lenders, the Secondary Lenders and their respective successors and assigns.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

"Selling Institution" means in respect of any Loan Asset which constitutes a participation interest, the Person which has granted or sold to the Borrower a participation interest in the loan or other extension of credit which is the subject of such Loan Asset.

"Settlement Date" means the date which is two (2) Business Days after the end of each Settlement Period.

"Settlement Period" means in respect of any Advance:

(a)               in the case of any Settlement Period in respect of which Yield in respect of such Advance is computed by reference to the CP Rate, the period beginning on the date such Advance was made and ending on the last day of the calendar month in which such Advance was made and thereafter each successive period commencing on the first day of each calendar month during the term of this Agreement and ending on the last day of such calendar month during the term of this Agreement; provided, however, that in the case of any Settlement Period for any Advance which commences before the Maturity Date for such Advance and would otherwise end on a date occurring after such Maturity Date, such Settlement Period shall end on such Maturity Date and the duration of each Settlement Period which commences on or after the Maturity Date for such Advance may be any period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent;

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(b)               in the case of any Settlement Period in respect of which Yield in respect of such Advance is computed by reference to the Assignee Rate, the period beginning on the date

s this Agreement and ending on the last day of such calendar month during the term of this Agreement; provided, however, that any Settlement Period which is other than the monthly Settlement Period shall be of such duration as shall be selected by the Agent provided, further, that each Settlement Period which would otherwise commence before and end after the Termination Date shall end on the Termination Date; and

(c)               in the case of any Settlement Period in respect of which Yield is computed by reference to the Alternate Base Rate, such Settlement Period shall be of such duration as shall be selected by the Agent.

"Specified Loan Documents" shall have the meaning assigned to such term in the Control Agreement.

"Sterling" means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

"Swiss Francs" means the lawful currency of Switzerland.

"Taxes" shall have the meaning assigned to such term in Section 9.03(a).

"Termination Date" means the earlier of (i) the Secondary Lender Stated Expiration Date, and (ii) the date the Total Commitment shall terminate pursuant to Section 2.11, Section 5.02(n) or Section 6.01.

"Total Commitment" means $, as such amount may be reduced pursuant to Section 2.11 or Section 5.02(n). References to the unused portion of the Total Commitment shall mean, at any time, the Total Commitment then in effect, minus the outstanding principal amount of the Advances.

"Transaction Agent" means a commercial bank, insurance company, finance company or other financial institution that is acting as agent or trustee under the Loan Documents relating to any Loan Asset.

"Trustee" shall have the meaning assigned to such term in the Declaration of Trust.

"Trust Indenture Act" shall have the meaning assigned to such term in Section 8.03.

"UCC" means the Uniform Commercial Code, as from time to time in effect in the applicable jurisdictions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unfunded Loan Commitment" means the obligation of the Borrower to fund loans or other extensions of credit pursuant to the terms of any Loan Document to which the Borrower is a party.

"Unrated Asset" shall mean an Asset that is rated by neither S&P nor Moody’s.

"Value" shall have the meaning assigned to such term in Section 2(a)(41) of the Investment Company Act.

"VRTP Mandatory Redemption Event" shall have the meaning assigned to the term "Mandatory Redemption Event" in Article VIII of the By-laws (after giving effect to Amendment No. X thereto relating to the issuance of VRTP Shares).

"VRTP Shares" shall mean any series of variable rate term preferred shares which are issued by the Borrower pursuant to Section 5.1 of Article VI of the Declaration of Trust and Article VIII of the By-laws (after giving effect to Amendment No. X thereto relating to the issuance of VRTP Shares).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

"Yield" means for each Advance for each Settlement Period:

(i)            for each day during such Settlement Period to the extent such Advance will be funded or maintained on such day by a Conduit Lender through the issuance of commercial paper notes,

CPR x P + LF

360

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(ii)            for each day during such Settlement Period to the extent such Advance will be funded or maintained on such day by a Secondary Lender or a Lender (other than a Conduit Lender),

AR x P

360

where:

AR	=	the Assignee Rate for such Advance for such Settlement Period
P	=	the outstanding principal amount of such Advance on such day
CPR	=	the CP Rate for such Advance on such day
LF	=	the Liquidation Fee, if any, for such Advance for such Settlement Period (expressed as a daily amount);

provided, further, that Yield for any Advance shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason; provided, further, that notwithstanding the foregoing, to the extent that any Advance is an Alternate Base Rate Advance, the Yield for such Advance shall be computed with respect to the Alternate Base Rate.

SECTION 1.02. Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words "herein," "hereof" and "hereunder" and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular appendix, article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, and (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement.

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SECTION 1.03. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" both mean "to but excluding".

Article II
ADVANCES TO THE BORROWER

SECTION 2.01. Advance Facility.

(a)            On the terms and conditions hereinafter set forth, including without limitation, Sections 3.01 and 3.02, any Conduit Lender may, in its sole discretion, make Advances to the Borrower on any Borrowing Date from the date hereof to the Termination Date. On the terms and conditions hereinafter set forth, including without limitation, Sections 3.01 and 3.02 and during the period from the date hereof to the Termination Date, the Secondary Lenders shall make Advances to the Borrower, ratably in accordance with their respective Secondary Lender Commitments, to the extent no Conduit Lender has determined to make such Advance. Under no circumstances shall any Conduit Lender or any Secondary Lender make any such Advance to the extent that after giving effect to the making of such Advance the aggregate principal amount of all outstanding Advances would exceed the Total Commitment.

(b)            The failure of any Secondary Lender to make any Advance to be made by it on any Borrowing Date shall not relieve any other Secondary Lender of its obligation to make its Advance on such Borrowing Date, but neither any Secondary Lender nor the Agent shall be responsible for the failure of any other Secondary Lender to make an Advance. The amounts payable by the Borrower to each Conduit Lender and each Secondary Lender at any time hereunder and under the Advance Notes to each Conduit Lender and each Secondary Lender shall be a separate and independent debt and each Conduit Lender and each Secondary Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Advance Notes, and it shall not be necessary for any other Conduit Lender, Secondary Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

SECTION 2.02. Making of Advances.

The Borrower shall give the Agent written notice (which notice shall be irrevocable and effective only upon receipt by the Agent) of each request for an Advance (each such request a "Notice of Borrowing") not later than 12:00 noon (New York City time) on the day which is two (2) Business Days (or in respect of the initial Borrowing Date, as otherwise agreed between the Borrower and the Agent) prior to the proposed borrowing date, which notice shall specify (i) the proposed borrowing date therefor (each such date, a "Borrowing Date"), (ii) the aggregate principal amount of the proposed borrowing (the "Requested Amount"), and (iii) whether such borrowing, to the extent funded by a Secondary Lender, shall be an Alternate Base Rate Advance or a Eurodollar Rate Advance. Any such Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date such request is being made, signed

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by a Responsible Officer of the Borrower and otherwise appropriately completed. The Requested Amount specified in any Notice of Borrowing shall be at least $ and in integral multiples of $ in excess thereof. The Borrower shall not request that more than two (2) Borrowing Dates occur in any single calendar week. During the period prior to the Termination Date, each Conduit Lender shall promptly notify the Agent whether it has determined to make a proposed Advance and the Agent shall promptly thereafter notify the Borrower whether any of the Conduit Lenders has determined to make such Advance. If the Conduit Lenders have declined to make such proposed Advance, the Agent shall promptly send notice of the proposed borrowing to the Secondary Lenders concurrently by facsimile or electronic mail specifying the Borrowing Date for such borrowing, each Secondary Lender’s Percentage multiplied by the principal amount of such Advance and whether the Yield for such Advance is calculated based on the Eurodollar Rate or the Alternate Base Rate. On each Borrowing Date the applicable Conduit Lenders or the Secondary Lenders shall, subject to the terms and conditions of this Agreement, make available to the Borrower at the Borrower's Account the Requested Amount in immediately available funds. To the extent not covered by Section 2.09, the Borrower shall indemnify each Conduit Lender, each Secondary Lender and the Agent against any loss or expense incurred by them as a result of any failure by the Borrower to accept any Advance requested in a Notice of Borrowing or as a result of the failure of the Borrower to receive any Advance requested in a Notice of Borrowing as a result of the failure of any condition precedent to the making of such Advance to be satisfied, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of funds acquired or requested to fund such Advance.

SECTION 2.03. Noteless Agreement; Evidence of Indebtedness.

(a)               Each Conduit Lender and each Secondary Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from each Advance made by it, from time to time, including the amounts of principal and Yield thereon and paid to it, from time to time hereunder.

(b)               The Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder and the Settlement Period with respect thereto, (ii) the amount of any principal and Yield due and payable or to become due and payable from the Borrower to each Conduit Lender and each Secondary Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Conduit Lender's and each Secondary Lender's share thereof.

(c)               The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.03 shall be rebuttable presumptive evidence of the existence and amounts of the Borrower Obligations therein recorded; provided, however, that the failure of the Agent, any Conduit Lender or any Secondary Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrower Obligations in accordance with their terms.

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(d)               Any Conduit Lender or any Secondary Lender may request that its Advances be evidenced by an Advance Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Conduit Lender or such Secondary Lender, as applicable, an Advance Note payable to the order of such Conduit Lender or such Secondary Lender, as applicable. Thereafter, the Advances evidenced by such Advance Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Advance Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that such Conduit Lender, such Secondary Lender or assignee subsequently returns any such Advance Note for cancellation and requests that such Advance once again be evidenced as described in clauses (a) and (b) of this Section 2.03. In connection with any assignment pursuant to Section 9.06, if the assigning Secondary Lender shall have an Advance Note issued to it, the assigning Secondary Lender shall promptly return its Advance Note to the Agent marked "cancelled".

SECTION 2.04. Maturity of the Advances.

The principal amount of and the accrued and unpaid Yield on each outstanding Advance shall be due and payable by the Borrower on the Maturity Date for such Advance.

SECTION 2.05. Prepayment of the Advances.

(a)               The Borrower shall have the right at any time and from time to time, upon not less than two (2) Business Days' prior written notice in the form of Exhibit D hereto or telephonic notice (in the case of telephonic notice, promptly confirmed in writing in the form of Exhibit D hereto) to the Agent specifying the date and amount of such prepayment, to prepay all or a portion of the outstanding Advances, together with unpaid Yield thereon, on a Business Day; provided, that any such prepayment, if a partial prepayment, shall be at least $ and an integral multiples of $ in excess thereof.

(b)               If on any Business Day the Borrower is not in full compliance with the Borrowing Base Test (any such date, a "Borrowing Base Determination Date"), the Borrower shall on such Borrowing Base Determination Date (I) notify the Agent of such failure to comply, and (II) on the Business Day next succeeding such Borrowing Base Determination Date (each such date, a "Compliance Certification Date") prepay Advances (together with Yield thereon) and/or pledge to the Agent additional Borrowing Base Eligible Assets in an amount necessary to cause the Borrower to be in full compliance with the Borrowing Base Test on such Compliance Certification Date; provided, however, that to the extent the Borrower does not have sufficient available funds or Borrowing Base Eligible Assets to fully cure such compliance shortfall on such Compliance Certification Date, then the Borrower shall (i) on such Compliance Certification Date prepay outstanding Advances in the amount of its available funds; (ii) no later than the close of business on the seventh (7th) Business Day following such Borrowing Base Determination Date either (A) acquire and pledge to the Agent under this Agreement and the Control Agreement additional Borrowing Base Eligible Assets having an Adjusted Asset Value at least sufficient to cause the Borrowing Base (as determined on such Compliance Certification Date) to be at least equal to the product of (x) 1.05, and (y) Credits Outstanding, as determined on such Compliance Certification Date, or (B) prepay Advances in a principal amount (and pay

29

the Yield thereon) at least sufficient to cause the Borrowing Base (as determined on such Compliance Certification Date) to be at least equal to the product of (x) 1.05 and (y) Credits Outstanding, as determined on such Compliance Certification Date; and (iii) no later than the close of business on such Compliance Certification Date, deliver to the Agent a certificate, signed by an Responsible Officer of the Borrower, that (1) certifies the amount of the compliance shortfall, (2) specifies whether the Borrower shall either (x) prepay the Advances in accordance with clause (B) above, or (y) acquire additional Borrowing Base Eligible Assets in accordance with clause (A) above and specifies the identity and Adjusted Asset Value of the Borrowing Base Eligible Assets for which the Borrower has entered into corrective trades in order to satisfy the requirements of clause (A) of this Section 2.05(b), and (3) certifies that the requirements of this Section 2.05(b) shall be satisfied on or prior to the seventh (7th) Business Day following such Borrowing Base Determination Date.

(c)               If on any Business Day (any such date, a “Determination Date”) the Borrower is not in full compliance with the Asset Coverage Test (determined regardless of whether or not dividends or distributions are being made on such Business Day, or whether Debt is being incurred on such Business Day as if each outstanding Advance constituted a "senior security" without regard to whether such Advance is a loan for "temporary purposes" or otherwise excludable from the definition of "senior securities" under Section 18(g) of the Investment Company Act) or the aggregate outstanding amount of the Advances or other indebtedness of the Borrower exceeds any borrowing limits set forth in the Prospectus of the Borrower or any limits set forth under the Investment Company Act (each a "Borrowing Limit"), the Borrower shall (I) on such Asset Coverage Determination Date notify the Agent of such failure to comply, and (II) prepay Advances on the next succeeding Business Day in a principal amount (and pay the Yield thereon) necessary to cause the Borrower to be in full compliance with the Asset Coverage Test and each Borrowing Limit, as applicable, provided, however, that to the extent the Borrower does not have sufficient available funds to prepay the Advances in an amount sufficient to cure such compliance shortfall on such Determination Date, then the Borrower shall (i) on such Determination Date prepay outstanding Advances in the amount of its available funds; (ii) no later than the close of business on the third (3rd) Business Day following such Determination Date sell such portion of its Assets as shall be necessary for the Borrower to prepay the Advances in an amount necessary to be in full compliance with the Asset Coverage Test and each Borrowing Limit, as applicable, as determined on the first Business Day after such Determination Date; and (iii) no later than the close of business on the second Business Day following such Determination Date, deliver to the Agent a certificate, signed by an authorized officer of the Borrower, that (1) certifies the amount of the compliance shortfall, (2) specifies the identity and Adjusted Asset Value of the Borrowing Base Eligible Assets for which the Borrower has entered into corrective trades in order to satisfy the requirements of clause (ii) of this Section 2.05(c), and (3) certifies that the requirements of this Section 2.05(c) shall be satisfied on or prior to the third (3rd) Business Day following such Determination Date.

(d)               [INTENTIONALLY OMITTED].

(e)               [INTENTIONALLY OMITTED].

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(f)                Subject to Section 7.03, the amount of each prepayment under this Section 2.05 shall be applied ratably to the Advances in the order in which such Advances were made; provided, however, that the amount of such prepayment shall be applied first to any outstanding Advances in respect of which Yield is computed by reference to the Alternate Base Rate, second to any outstanding Advances in respect of which Yield is computed by reference to the Eurodollar Rate, and third to any outstanding Advances in respect of which Yield is computed by reference to the CP Rate.

SECTION 2.06. Conversions; Continuations.

(a)            The Borrower may, at its option, so long as no Event of Default shall have occurred and be continuing, (i) on the last day of any Settlement Period, convert a Eurodollar Rate Advance into an Alternate Base Rate Advance, (ii) on the last day of any Settlement Period, continue a Eurodollar Rate Advance as a Eurodollar Rate Advance, and (iii) on any Business Day, convert an Alternate Base Rate Advance into a Eurodollar Rate Advance, subject to the availability of such Eurodollar Rate and the obligations of the Borrower to make all payments required in connection therewith pursuant to Section 2.09; provided, that, (x) no conversion of any Advance shall result in more than eight (8) Eurodollar Rate Advances being outstanding to any Lender or Secondary Lender, and (y) except as otherwise provided in this Agreement to the contrary, the Borrower shall deliver to the Agent and the applicable Lender or Secondary Lender written notice (each such notice a "Notice of Conversion or Continuation") in the form of Exhibit E hereto (which notice shall be irrevocable and effective only upon receipt by the Agent and the applicable Lender or Secondary Lender) by 12:00 noon., New York time, not less than three (3) Business Days prior to the date of each such conversion or continuation. Each Notice of Conversion or Continuation shall specify (x) the amount of each Advance to be continued or converted, (y) the date of such continuation or conversion, and (z) if such Advance is to be converted into a Eurodollar Rate Advance. Each conversion of an Advance from one type to another shall be in an amount of at least $ and in integral multiples of $ in excess thereof (unless otherwise agreed to by the Agent or the applicable Lender or Secondary Lender). If the Borrower fails to give a Notice of Conversion or Continuation for any Advance in accordance with the terms hereof, the Borrower shall be deemed to have elected on the last day of the Settlement Period applicable to such Advance to continue such Advance as an Advance of the same type.

(b)            Notwithstanding anything to the contrary contained herein, the aggregate principal amount of Eurodollar Rate Advances with the same Settlement Period shall be at least equal to $, and, if any Eurodollar Rate Advances would otherwise be in a lesser principal amount for any period, such Advances shall be Alternate Base Rate Advances during such period.

(c)            Notwithstanding anything to the contrary set forth herein, upon the occurrence and continuance of an Event of Default, each Eurodollar Rate Advance shall automatically convert to an Alternate Base Rate Advance on the last day of the then current Settlement Period for such Eurodollar Rate Advance.

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SECTION 2.07.  Yield.

The Borrower hereby agrees to pay the Yield computed with reference to the principal amount of each Advance outstanding from time to time. Yield accruing in respect of any Advance for any Settlement Period shall be due and payable on the Settlement Date immediately succeeding such Settlement Period and as required by Section 2.05. It is the intention of the parties hereto that the Yield on the Advances shall not exceed the maximum rate permissible under applicable law. Accordingly, anything herein or in any Advance Note to the contrary notwithstanding, in the event any Yield is charged to, collected from or received from or on behalf of the Borrower by the Conduit Lenders or the Secondary Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under the Program Documents (other than in respect of principal and Yield on Advances) and then to the reduction of the outstanding principal balance of the Advances.

SECTION 2.08. Increased Costs.

(a)               If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements reflected in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any Applicable Law, (ii) the compliance with any guideline or request from any central bank or other Authority (whether or not having the force of law), or (iii) the compliance, whether commenced prior to or after the Closing Date, by any Affected Person with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency or any authority (including, without limitation, any applicable non U.S. agencies or authorities) there shall be any increase in the cost to any Affected Person of agreeing to make or making, funding or maintaining any Advances to the Borrower, or agreeing to purchase or purchasing any such Advances from a Conduit Lender, then the Borrower shall from time to time, upon demand by such Affected Person pay to the Agent for the account of such Affected Person additional amounts sufficient to compensate such Affected Person for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by an Affected Person, shall be conclusive and binding for all purposes, absent manifest error.

(b)               If an Affected Person determines that compliance with any Applicable Law or request from any central bank or other Authority charged with the interpretation or administration thereof (whether or not having the force of law) or the occurrence of any Accounting Based Consolidation Event after the Closing Date (regardless of whether the date of such Accounting Based Consolidation Event is before or after the Closing Date) or the compliance, whether commenced prior to or after the Closing Date, by any Affected Person with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency or any authority

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(including, without limitation, any applicable non U.S. agencies or authorities) (i) affects or would affect the amount of capital required or reasonably expected to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s commitment to make, fund or maintain Advances to the Borrower or to purchase such Advances from a Conduit Lender or upon such Affected Person’s making, funding, maintaining or purchasing Advances to the Borrower, (ii) increases the cost to any Affected Person for (A) making, funding or maintaining Advances to the Borrower, (B) purchasing Advances to the Borrower from a Conduit Lender, (C) committing to make, fund or maintain Advances to the Borrower, or (D) committing to purchase Advances to the Borrower from a Conduit Lender, or (iii) reduces the return of an Affected Person for (A) making, funding, or maintaining Advances to the Borrower, (B) purchasing Advances to the Borrower from a Conduit Lender, (C) committing to make, fund or maintain Advances to the Borrower, or (D) committing to purchase Advances to the Borrower from a Conduit Lender, then, upon written demand of such Affected Person (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased cost and/or reduced return in light of such circumstances. A certificate setting forth in reasonable detail such amounts and the circumstances giving rise thereto submitted to the Borrower by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c)               The Affected Person agrees to use reasonable efforts to advise the Borrower promptly of the occurrence of any circumstances giving rise to a claim for reimbursement pursuant to the foregoing Sections 2.08(a) or 2.08(b), but the failure to do so shall not affect or impair the Borrower’s obligations thereunder. The Affected Person further agrees that amounts payable as specified in Sections 2.08(a) or 2.08(b) by the Borrower specified in any certificate referenced in Sections 2.08(a) and 2.08(b) shall be limited to amounts accrued or incurred by such Affected Person during the one hundred and eighty (180) day period preceding the Affected Person’s delivery to the Borrower of such certificate.

(d)               Upon the occurrence of any event giving rise to the Borrower's obligation to pay additional amounts to an Affected Person pursuant to clauses (a) or (b) of this Section 2.08, such Affected Person will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of an Affected Person) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided, however, that such designation is made on such terms that such Affected Person and its lending office suffer no significant economic, legal or regulatory disadvantage, with the object of avoiding future consequences of the event giving rise to the operation of any such provision. If such increased costs are not eliminated by any such designation and the applicable Affected Person does not waive payment of such additional amounts, the Agent, may at its sole discretion within sixty (60) days, recommend to the Borrower a replacement Lender or Secondary Lender, as the case may be, not so affected. If after the sixty (60) day period described in the preceding sentence a replacement Lender or Secondary Lender, as the case may be, has not been procured, the Borrower may propose a replacement Lender or Secondary Lender, as the case may be, not so affected and, upon approval of the Agent, the Affected Person shall assign its interests hereunder to such a replacement Lender or Secondary Lender, as the case may be. The parties hereby agree that unless and until

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the Affected Person to be replaced (i) is paid in full for all amounts due and owing hereunder and under any other Program Document, and (ii) enters into assignment documents with the replacement Lender or Secondary Lender, as the case may be, which are reasonably satisfactory to such Affected Person, it shall have no obligation to assign any of its rights and interests hereunder. Each such Affected Person agrees to take all actions necessary to permit a replacement to succeed to its rights and obligations hereunder. The Borrower agrees to pay all reasonable expenses incurred by the Affected Person in utilizing another lending office of the Affected Person or in assigning its interest pursuant to this Section 2.08(d). Nothing in this Section 2.08(d) shall affect or postpone any of the obligations of the Borrower or the rights of the Affected Person elsewhere herein.

(e)               If any event or circumstance gives rise to, or is reasonably expected to give rise to, an increase in the amount of capital required to be maintained by any Affected Person in respect of such Affected Person's commitment under the Program Documents or upon such Affected Person’s making, funding or maintaining any Advances, the Borrower shall at the request of the Agent, and at the sole cost and expense of the Borrower (i) provide each of the Rating Agencies with all such information and documents relating to the Facility (as defined in Section 9.09(a)), the Program Documents and the Pledged Collateral as shall be necessary to obtain from the Rating Agencies such ratings for the Program as are necessary to reduce the amount of capital required or proposed to be required to be maintained by such Affected Person (the "Requisite Ratings"), (ii) cooperate with the Rating Agencies’ review of the Facility and the Program Documents in connection with obtaining the Requisite Ratings, (iii) negotiate in good faith such amendments to the Program Documents as shall be necessary to obtain the Requisite Ratings for the Facility, and (iv) take such other action as shall be reasonably requested by the Agent to reduce or to avoid such increased capital charges to be maintained or expected to be maintained by such Affected Person.

(f)                Failure or delay on the part of an Affected Person to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Affected Person’s right to demand such compensation.

(g)               For the avoidance of doubt, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) any interpretation of Statement of Financial Accounting Standards Nos. 166 and 167 by the Financial Accounting Standards Board, in each case, shall constitute an adoption, change, request or directive occurring after the date hereof and subject to Section 2.08.

SECTION 2.09. Compensation.

The Borrower shall compensate each Affected Person, upon its written request (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Affected Person to lenders of funds borrowed by it to make or carry its Eurodollar Rate Advances and any loss sustained by such Affected Person in connection with the re-employment of such funds), which

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such Affected Person may sustain:  (i) if for any reason (other than a default by such Affected Person) a borrowing of any Eurodollar Rate Advance by the Borrower does not occur on a date specified therefor in the Notice of Borrowing (whether or not withdrawn), (ii) without duplication of any amounts payable in respect of any Liquidation Fee, if any payment or prepayment or conversion of any of the Borrower's Eurodollar Rate Advances occurs on a date which is not the last day of a Settlement Period applicable thereto, (iii) if any payment or prepayment or conversion of any of the Borrower's Eurodollar Rate Advances is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower to repay its Eurodollar Rate Advances when required by the terms of this Agreement.

SECTION 2.10. Additional Yield on Eurodollar Rate Advances.

So long as any Affected Person shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, the Borrower shall pay to such Affected Person Eurodollar Additional Yield on the principal amount of each outstanding Eurodollar Rate Advance on each date on which Yield is payable on such Eurodollar Rate Advance. Such Eurodollar Additional Yield shall be determined by such Affected Person and notified to the Borrower through the Agent within thirty (30) days after the date any payment is made with respect to which such additional Yield is requested. A certificate as to such Eurodollar Additional Yield submitted to the Borrower and the Agent shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Termination or Reduction of the Total Commitment.

The Borrower may at any time, upon ten (10) days’ prior written notice to the Agent terminate in whole or reduce in part the unused portion of the Total Commitment; provided, that each such partial reduction of the Total Commitment shall be in an amount equal to at least $ or an integral multiple thereof.

SECTION 2.12. Rescission or Return of Payment.

The Borrower further agrees that, if at any time all or any part of any payment theretofore made by it to any Secured Party or their designees is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

SECTION 2.13. Fees Payable by Borrower.

The Borrower agrees to pay the Agent such fees as are set forth in the Fee Letter.

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SECTION 2.14.  Post Default Interest.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Advance and any other Borrower Obligation payable by the Borrower, in each case, which shall not be paid in full when due, for the period commencing on the due date thereof until but not including the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on the Agent’s demand.

SECTION 2.15. Payments.

(a)   All amounts owing and payable to any Secured Party, any Affected Person or an Indemnified Party in respect of the Advances and other Borrower Obligations, including, without limitation, the principal thereof, Yield, fees, indemnities, expenses or other amounts payable under the Program Documents, shall be paid in Dollars, in immediately available funds on or prior to 12:00 p.m. (New York City time) on the date due without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Any payment paid after 12:00 p.m. (New York City time) on any day shall be deemed to have been made on the next Business Day for all purposes of this Agreement.

(b)               All computations of interest at the Post-Default Rate and all computations of Yield, fees and other Borrower Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(c)               Except as otherwise expressly provided in this Agreement, upon receipt of funds deposited into the Agent's Account, the Agent shall distribute such funds, first to the Lenders and the Secondary Lenders in payment in full of all accrued and unpaid Yield owing to the Lenders and Secondary Lenders, second to the Lenders, the Secondary Lenders or the Agent in payment of any other fees or other amounts owed by the Borrower to the Lenders, the Secondary Lenders and the Agent under this Agreement and the other Program Documents (other than in respect of the principal amount of the Advances), third to the payment of the principal amount of the Advances, and fourth to the Secured Parties on a pro rata basis in accordance with the amounts owed to each such Person.

(d)               During the continuance of an Event of Default all payments in respect of the Borrower Obligations, payable by or on behalf of the Borrower, including all Proceeds resulting from the sale or disposition of the Pledged Collateral shall be remitted to the Agent's Account and applied in accordance with Section 7.03(a).

SECTION 2.16. Ratable Payments.

If any Secondary Lender or Lender (other than a Conduit Lender), whether by set-off, bankers' lien, counterclaim or otherwise, has payment made to it with respect to any Borrower Obligations owing to it in a greater proportion than that received by any other Lender or Secondary Lender entitled to receive a ratable share of such payments, such Lender or Secondary Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion

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of the unpaid Borrower Obligations held by the other Lenders and Secondary Lenders so that after such purchase each Lender and Secondary Lender will hold its ratable proportion of such unpaid Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secondary Lender or Lender, as the case may be, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 2.17. Borrower’s Obligations Absolute.

The Borrower’s obligations under this Agreement and under the other Program Documents shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower, the Adviser or any other Person may have or have had against any Secured Party or any other Person.

SECTION 2.18. Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Conduit Lender and each Secondary Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Conduit Lender or such Secondary Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Borrower Obligations now or hereafter existing to such Conduit Lender or such Secondary Lender, as the case may be, irrespective of whether or not such Conduit Lender or such Secondary Lender shall have made any demand under this Agreement or any other Program Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Conduit Lender or such Secondary Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Conduit Lender and each Secondary Lender and its respective Affiliates under this Section 2.18 are in addition to other rights and remedies (including other rights of set-off) that such Conduit Lender and such Secondary Lender or its respective Affiliates may have. Each Conduit Lender and each Secondary Lender agrees to notify the Borrower and the Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 2.19. Non-Receipt of Funds by the Agent.

(a)               If the Agent shall have received notice in accordance with Section 2.02 that each Conduit Lender has declined to make any proposed Advance, then unless the Agent shall have received notice from a Secondary Lender prior to an applicable Borrowing Date that such Secondary Lender will not make available to the Agent such Secondary Lender’s share of the Requested Amount to be funded on such Borrowing Date, the Agent may assume that such Secondary Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Secondary Lender has not in fact made its share of the applicable

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borrowing available to the Agent, then the applicable Secondary Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Secondary Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Assignee Rate. If the Borrower and such Secondary Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Secondary Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Secondary Lender’s Advance included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Secondary Lender that shall have failed to make such payment to the Agent.

(b)               Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Secondary Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Secondary Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Secondary Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Secondary Lender, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.20. Effect of Benchmark Replacement Event.

(a)       Benchmark Replacement.

Notwithstanding anything to the contrary herein or in any other Program Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Program Document, or further action or consent of the Borrower, so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.

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If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Borrower requests that the Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Borrower, the Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Agent, then the Agent may (in its sole discretion) provide the Borrower with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement” under this Section 2.20; provided, however, that if upon such Benchmark Replacement Date the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of “Benchmark Replacement” and the corresponding definition of “Benchmark Replacement Adjustment”, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for the avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (1) or (2), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Program Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 2.21 shall apply with respect to such election of the Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (b) and (f) of this Section 2.20.

(b) Benchmark Replacement Conforming Changes.

In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

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(c) Notices; Standards for Decisions and Determinations.

The Agent will promptly notify the Borrower of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section 2.20 may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.20 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 2.20.

(d) Unavailability of Tenor of Benchmark.

Notwithstanding anything to the contrary herein or in any other Program Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Settlement Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Settlement Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period.

Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Rate Advance to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Advances.

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(f) Disclaimer.

The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or has the same volume or liquidity as did USD LIBOR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.20 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (c) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.20.

(g) Certain Defined Terms. As used in this Agreement:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Settlement Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Settlement Period” pursuant to clause (d) of this Section 2.20.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.20.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving

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or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Program Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Settlement Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Settlement Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Settlement Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated or bilateral credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Settlement Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for

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applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Program Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Program Document in accordance with this Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Program Document in accordance with this Section 2.20.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of the following:

(1) a determination by the Agent that at least five currently outstanding Dollar-denominated syndicated or bilateral credit facilities in the U.S. syndicated or bilateral loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to the Borrower described in clause (2) below and are publicly available for review), and

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(2) the election by the Agent to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.”

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ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement and the Conduit Lenders' and the Secondary Lenders' obligations hereunder shall be subject to the conditions precedent that the Agent shall have received on or before the initial Borrowing Date the following, each (unless otherwise indicated) in form and substance reasonably satisfactory to the Agent in sufficient copies for the Conduit Lenders and the Secondary Lenders:

(a)               each of the Program Documents (other than any Loan Documents) duly executed and delivered by the parties thereto, which shall be in full force and effect;

(b)               the Prospectus, as in effect on the Closing Date;

(c)               the signed opinions of counsel to the Borrower and the Adviser addressed to the Agent, each Conduit Lender and each Secondary Lender as to such matters as the Agent, each Conduit Lender and each Secondary Lender shall have reasonably requested;

(d)               if requested by any Conduit Lender or any Secondary Lender pursuant to Section 2.03 on or prior to the Closing Date, an Advance Note duly executed and completed by the Borrower to such Conduit Lender or such Secondary Lender, as applicable;

(e)               all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, which may be required in connection with the transactions contemplated by the Program Documents;

(f)                a certificate of a Responsible Officer of each of the Borrower and the Adviser certifying (i) as to its certificate of incorporation or declaration of trust, as applicable and by-laws, together with all amendments thereto, (ii) as to the resolutions of its Board of Directors or Board of Trustees, as applicable, approving this Agreement and the other Program Documents to which it is a party (other than any Loan Documents) and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Program Documents (other than any Loan Documents) to which it is a party are true and correct, and (iv) the incumbency and specimen signature of each of its officers authorized to execute the Program Documents (other than any Loan Documents) to which it is a party and of each of its Responsible Officers for purposes of this Agreement;

(g)               copies of proper financing statements under the UCC in all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests in the Pledged Collateral contemplated by this Agreement;

(h)               copies of proper financing statements necessary to release all security interests and other rights of any Person in the Assets of the Borrower previously granted by the Borrower;

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(i)                 completed requests for information, dated on or before the date of such initial Advance, listing the financing statements referred to in clause (h) above and all other effective financing statements filed in the jurisdictions referred to in subsection (g) above that name the Borrower (under its present name and any previous name) as debtor, together with copies of such other financing statements (none of which shall cover any Assets of the Borrower);

(j)                 a pro-forma Investor Report, which shall evidence compliance with the terms of the Program Documents (other than the Loan Documents), including compliance with the Borrowing Base Test and the Asset Coverage Test, after giving effect to the initial borrowing of Advances under this Agreement;

(k)               a letter from S&P confirming that the Facility will not result in the reduction or withdrawal of its rating of the commercial paper notes issued by each of the Conduit Lenders;

(l)                 the fees to be received by it on or prior to the Closing Date under the Fee Letter or otherwise; and

(m)             such other instruments, certificates and documents from the Borrower and the Adviser as the Agent shall have reasonably requested, all in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to All Advances.

The obligation of the Conduit Lenders and the Secondary Lenders to make any Advance (including the initial Advance) on any Borrowing Date shall be subject to the fulfillment of the following conditions:

(a)   each of the representations and warranties of the Borrower, the Custodian and the Adviser contained in this Agreement, the Control Agreement, the Letter Agreement and the other Program Documents shall be true and correct as of such date and shall continue to be true immediately after giving effect to such Advance;

(b)               no Default or Event of Default shall have occurred and be continuing at or prior to the time of the making of such Advance or shall result from the making of such Advance;

(c)               the conditions precedent set forth in Section 3.01 shall have been fully satisfied;

(d)               immediately after giving effect to such Advance and all other Advances to be made on such date the Borrower shall be in full compliance with each of the Borrowing Base Test and the Asset Coverage Test;

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(e)               immediately after the making of any such Advance and all other Advances to be made on such date, the aggregate outstanding principal amount of all Advances shall not exceed the Total Commitment;

(f)                the Agent shall have received a pro-forma Investor Report, which shall evidence compliance with the terms of this Agreement after giving effect to all borrowings on such Borrowing Date; and

(g)               the Agent shall have received such other instruments, certificates and documents as the Agent shall have reasonably requested.

Article IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date, each Borrowing Date and each date that any Asset is credited to or removed from the Collateral Account (and in respect of clause (l) below, each date such information is provided), as follows:

(a)               Due Organization. The Borrower is a Massachusetts business trust, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Program Documents to which it is a party.

(b)               Due Qualification and Good Standing. The Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business, assets and properties, including, without limitation, the performance of its obligations under this Agreement and the other Program Documents, requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to give rise to a Material Adverse Effect.

(c)               Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under the Program Documents and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action and have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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(d)               Noncontravention. Neither the execution and delivery by the Borrower of this Agreement, the other Program Documents, or any instrument, certificate or agreement referred to herein or therein, or contemplated hereby or thereby, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by it, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Declaration of Trust, By-laws or other organizational documents, (ii) conflict with, contravene or violate (A) any Applicable Law, the violation of which could reasonably give rise to a Material Adverse Effect, (B) any contractual restriction binding on or affecting the Borrower or any of its Assets, the violation of which could reasonably give rise to a Material Adverse Effect, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or any of its Assets, (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its Assets or properties are bound (or to which any such obligation, agreement or document relates), or (iv) result in any Adverse Claim upon the Borrower or any of its Assets or properties.

(e)               Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained all necessary Governmental Authorizations and Private Authorizations, and made all Governmental Filings necessary for the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under this Agreement, the other Program Documents and the agreements, certificates and instruments contemplated hereby or thereby, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by the Borrower of, or the performance of its obligations under this Agreement and the other Program Documents.

(f)                Security Interest. This Agreement and the Control Agreement and the actions required to be taken pursuant to the terms hereof and thereof are, and at all times shall be, effective to create and perfect in the Agent for the benefit of the Secured Parties a first priority perfected security interest in the Pledged Collateral (subject to the Lien of the Custodian securing the Custodian's Overdraft Advances to the extent permitted by Section 5.02(p)) free and clear of all Adverse Claims. Further, on and as of the Closing Date, each Borrowing Date and each date that any Asset is credited to or removed from the Collateral Account, the Borrower represents and warrants as to itself that each remittance of Borrower Obligations by the Borrower to the Secured Parties under or in connection with this Agreement shall be (i) a payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower, and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(g)               Borrowing Base Eligible Assets, Adverse Claims, Etc. The Borrower owns each Borrowing Base Eligible Asset free and clear of Adverse Claims and the Agent has a first priority perfected security interest in the Pledged Collateral (subject to the Lien of the Custodian securing the Custodian's Overdraft Advances to the extent permitted by Section 5.02(p)) free and clear of all Adverse Claims and no actions, except as have been taken, are necessary or advisable to perfect or protect such security interest free and clear of Adverse Claims.

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(h)               No Financing Statement. No effective financing statements or other instruments similar in effect covering any Asset of the Borrower are on file in any recording office, except those filed in favor of the Agent pursuant to this Agreement.

(i)                 Principal Office; Organization. The Borrower's principal place of business and chief executive office is at the addresses referred to in Section 9.02, the Borrower’s jurisdiction of organization is the Commonwealth of Massachusetts and the Borrower has not transacted any business under any name other than "Eaton Vance Floating-Rate Income Trust". The state of the principal residence of each Trustee is accurately set forth on Schedule IV, as the same may be amended from time to time by notice to the Agent pursuant to Section 5.02(d).

(j)                 Pending Litigation or Other Proceeding. Except as set forth on Schedule 4.01(j) attached hereto, there are no pending or, to the best of the Borrower’s knowledge, threatened investigations, actions, suits or proceedings involving the Borrower which could give rise to a reasonable possibility of a Material Adverse Effect.

(k)               Investment Company Act, Etc. The Borrower is and will continue to be registered as a closed-end diversified investment company as such term is used in the Investment Company Act and is in full compliance with the Investment Company Act and the Investment Policies and Restrictions.

(l)                 Information and Reports. The Prospectus, each Investor Report, each Notice of Borrowing and all other written information, reports, certificates and statements (with respect to which, other than the Investor Report and each Notice of Borrowing, shall be taken as a whole) provided by or on behalf of the Borrower or the Adviser to any Secured Party for purposes of or in connection with this Agreement, the other Program Documents or the transactions contemplated hereby or thereby is, and all such information hereafter provided by or on behalf of the Borrower or the Adviser to any Secured Party is and will be true, correct and complete in all material respects on the date such information is stated or certified and no such information contains, or will contain, any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect when considered in its entirety.

(m)             Applicable Law. The Borrower is in full compliance with all Applicable Law, including, without limitation, the Securities Act and the Investment Company Act, including the rules and regulations promulgated thereunder.

(n)               ERISA. The Borrower is not now nor has during the past five years been a member of an ERISA Group and does not have nor during the past five years had any liability or obligation with respect to any Plan, Multiemployer Plan or Benefit Arrangement.

(o)               No Default or Event of Default. No Default or Event of Default has occurred and is continuing, and each of the conditions precedent to the making of Advances set forth in Section 3.02 are fully satisfied on each Borrowing Date and immediately after the making of each Advance.

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(p)               Borrowing Base Test; Asset Coverage Test, Etc. The Borrowing Base Test and the Asset Coverage Test are fully satisfied and will be fully satisfied immediately after the making of each Advance; provided, that if on any date this representation is made (other than a Borrowing Date) the Borrower is in full compliance with the requirements set forth in clauses (b) and (c) of Section 2.05, the Borrower shall be deemed to be in compliance with this clause (p) as of such date.

(q)               Internal Revenue Code. The Borrower will qualify as a "regulated investment company" within the meaning of the Code, and will take all actions necessary to avoid having any more than a de minimis amount of its annual income subject to United States federal income or excise taxation.

(r)                Taxes. The Borrower has filed all United States Federal income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes due pursuant to such returns, if any, or pursuant to any assessment received by the Borrower, except for any taxes or assessments which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves have been established in accordance with GAAP and the non-payment of which could otherwise not give rise to a reasonable possibility of a Material Adverse Effect and the charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges, if any, are, in the opinion of the Borrower, adequate.

(s)                Financial Condition. The statement of assets and liabilities of the Borrower as at December 31, 2010, certified by Deloitte & Touche LLP, certified public accountants, fairly present in conformity with GAAP the financial position of the Borrower at such date and since such date there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

(t)                 Regulations T, U and X. Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

(u)               Covered Fund. The Borrower is not a "covered fund" (as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and 248.10(b) of the rules adopted thereunder) as a result of the exclusion for investment companies registered under Section 8 of the Investment Company Act, as amended, provided under 248.10(c)(12)(i) of the rules adopted thereunder.

(v)               Eligible Asset. Each Advance made by a Conduit Lender pursuant to and in accordance with this Agreement shall constitute an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act and there is nothing in the nature of the Assets or properties of the Borrower or in the conduct of its business and operations that could be reasonably likely to impair the ability of any Conduit Lender to rely on Rule 3a-7 under the Investment Company Act for its exemption thereunder.

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(w)             Sanctions. None of (i) the Borrower, any of its subsidiaries, any director or officer, or Affiliate, of the Borrower or any of its subsidiaries, or (ii) to its knowledge, any other employee or agent of the Borrower or any of its subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (A) the subject of any sanctions administered or enforced by the US Department of the Treasury’s OFAC, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, "Sanctions"), or (B) located, organized or resident in a Sanctioned Country. None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"). Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(x)               Subsidiaries. The Borrower does not have (i) any subsidiaries or (ii) any material equity investments or interests in any Person other than in accordance with its Prospectus, Declaration of Trust, By-laws, or other organizational documents.

(y)               Affiliated Persons. To the best of the knowledge of the Borrower, the Borrower, together with its Affiliates, is not an "Affiliated Person" (as defined in the Investment Company Act) of the Agent, any Lender, or any Secondary Lender.

(z)               Borrowings. All borrowings by the Borrower under this Agreement are subject to the requirements of the Investment Company Act.

(aa)            Loan Assets. In the reasonable determination of the Borrower, no restriction in any Loan Document for any Loan Assets could materially adversely affect the Borrower’s performance of its obligations hereunder or under any other Program Document.

Article V
COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that it shall:

(a)               Compliance with Agreements, Laws, Etc. (i) Duly observe, comply with and conform to in all material respects all requirements of Applicable Law relative to the conduct of its business or to its Assets, including without limitation the Investment Company Act, (ii) preserve and keep in full force and effect the legal existence of the Borrower and the rights, privileges, qualifications and franchises of the Borrower, (iii) comply in all material respects with the terms and conditions of each Program Document to which it is a party, and (iv) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by the Borrower under this Agreement and the other Program Documents.

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(b)               Taxes. Cause to be computed, paid and discharged when due all taxes, assessments and other governmental charges or levies imposed upon it, or upon any income or Assets or properties of the Borrower, prior to the day on which penalties are attached thereto, unless and to the extent that the same shall be contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the books of the Borrower in accordance with GAAP.

(c)               Further Assurances. Promptly, at its expense, execute and deliver such further instruments and take such further action in order to (i) establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Secured Parties including, without limitation, all such actions which are necessary or advisable to maintain and protect the Agent's first priority perfected security interest in the Pledged Collateral for the benefit of the Secured Parties free and clear of Adverse Claims (including, without limitation, take or cause to take any actions required under the laws of the jurisdiction in which any assets are held by a foreign sub-custodian), (ii) enable the Secured Parties to enforce their rights and remedies under the Program Documents, including, without limitation, to do all things necessary at the request of the Agent during the continuance of an Event of Default to have each Loan Asset which constitutes Pledged Collateral and the related Loan Documents assigned to the Agent or its designee, and (iii) effectuate the intent and purpose of, and to carry out the terms of, the Program Documents.

(d)               Continued Existence. Keep the Commonwealth of Massachusetts as its jurisdiction of organization and keep its principal place of business and chief executive office at the address of the Borrower set forth in Section 9.02 or, upon thirty (30) days’ prior written notice to the Agent, in any other jurisdiction of organization or at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the Agent’s first priority perfected security interest in the Pledged Collateral have been taken and completed, and maintain the state of the principal residence of each Trustee as set forth on Schedule IV, as the same may be amended from time to time, upon thirty (30) days’ prior written notice to the Agent.

(e)               Financial Statement; Accountants’ Reports; Other Information. Provide to the Agent (with enough additional copies for each Conduit Lender and each Secondary Lender):

(i)            (a) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such fiscal year, and statements of operations and of changes in net assets of the Borrower for such fiscal year, and a portfolio of investments as of the end of such fiscal year, with an audit report thereon issued by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing, together with the comparable report for the prior fiscal year, and (b) as soon as available, and in any event within five (5) days after filing thereof, copies of each Form 10-K and each other filing containing financial information for the fiscal year then ended which Morgan Stanley shall have filed with the SEC;

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(ii)            (a) as soon as available and in any event within ninety (90) days after the end of each first semi-annual fiscal period of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such period, a statement of operations and of changes in net assets of the Borrower for such period, and a portfolio of investments as of the end of such period, all in reasonable detail and stating in comparative form the respective figures for the comparable period in the preceding year, prepared in accordance with GAAP, consistently applied and all certified (subject to normal year-end adjustment) as to fairness of presentation in all material respects by a Responsible Officer of the Borrower, and (b) as soon as available, and in any event within five (5) days after filing thereof, copies of each Form 10-Q and each other filing containing financial information for the fiscal quarter then ended which Morgan Stanley shall have filed with the SEC;

(iii)            simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a statement of either the firm of independent public accountants which reported on such statements or a Responsible Officer to the effect that nothing has come to its attention to cause it to believe that any Default or Event of Default existed on the date of such statements;

(iv)            as soon as possible, and in any event within two (2) Business Days of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(v)            as soon as possible, and in any event within two (2) Business Days, after the Borrower has knowledge of any failure by the Custodian to perform or observe any term, covenant or agreement on its part to be performed under the Custodial Agreement or the Control Agreement, written notice thereof executed by a Responsible Officer of the Borrower;

(vi)            promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(vii)            promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form N-2 or its equivalent) and annual and semi-annual reports which the Borrower shall have filed with the SEC;

(viii)            from time to time upon the request of the Agent, the Borrower shall, or shall cause the Custodian to deliver a report identifying the locations of any Pledged Collateral which is in the possession of or is maintained in securities accounts with an agent or sub-custodian of the Custodian which report shall specify the Pledged Collateral held by each such agent or sub-custodian;

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(ix)            an Investor Report substantially in the form of Schedule I hereto, (a) on any Business Day upon the reasonable request of the Agent, with respect to the period from the last day covered under the Investor Report most recently delivered through and including the immediately preceding Business Day (which may be daily), (b) on the Monday of each calendar week, with respect to the immediately preceding week; provided, that if such Monday is not a Business Day, the immediately succeeding Business Day, and (c) on or before the fifth (5th) Business Day of each calendar month, with respect to the immediately preceding calendar month;

(x)            promptly upon its receipt of and contemporaneously with its giving of any notice relating to the termination of the Custodial Agreement or the Control Agreement, copies of any such notice;

(xi)            prior to the issuance by the Borrower of any preferred shares (including any auction rate preferred shares and any variable rate demand preferred shares) after the Closing Date, notice of such issuance which notice shall include the offering materials to be used in connection with the issuance of such preferred shares;

(xii)            prompt notice of any amendment or modification to the Investment Policies and Restrictions which notice shall include, in reasonable detail, a description of any such change; and

(xiii)            from time to time such additional information regarding the financial position or business of the Borrower and its compliance with this Agreement or the other Program Documents as the Agent may reasonably request.

(f)                Maintenance of Property; Insurance. Keep all property useful and necessary in its business, if any, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by entities engaged in the same or similar lines of business of comparable size and financial strength or as may otherwise be required by the Investment Company Act or by the SEC or any successor or analogous Authority (including, without limitation, (i) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the Investment Company Act or any successor provision, and (ii) errors and omissions insurance); and furnish to the Agent, upon written request, full information as to the insurance carried.

(g)               Maintenance of Business. Remain at all times a closed-end investment company for the purposes of the Investment Company Act and continue to engage in business of the same general type as now conducted by the Borrower, and will preserve, renew and keep in full force and effect its existence and rights, privileges and franchises necessary or desirable in the normal conduct of business and will at all times remain registered under the Investment Company Act.

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(h)               Audits. Annually (or more frequently as the Agent, for itself and as agent for the Secured Parties may require after the occurrence of and during the continuance of a Default or an Event of Default) and at the sole cost and expense of the Borrower (i) cause Deloitte & Touche, LLP, or another independent nationally recognized accounting firm selected by the Borrower and reasonably satisfactory to the Agent, to enter the premises of the Borrower and any Person to whom the Borrower delegates all or any portion of its duties under any Program Document (including, without limitation, the Adviser) and examine and audit the books, records and accounts of the Borrower and such other Person relating to its business, financial condition, operations and the Borrower’s and such other Person's performance under the Program Documents, (ii) permit such accounting firm to discuss the Borrower’s and such other Person's affairs and finances with the officers, partners, employees and accountants of any of them, (iii) cause such accounting firm to provide to the Agent, for itself and as agent for the Secured Parties, with a certified report in respect of the foregoing, which shall be in form and scope reasonably satisfactory to the Agent, for itself and as agent for the Secured Parties, and (iv) authorize such accounting firm to discuss such affairs, finances and performance with representatives of the Agent and its designees.

(i)                 Access to Records. Permit the Agent or any Person designated by the Agent to, upon reasonable advance notice and during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Program Documents (including, without limitation, the Adviser) books, records and accounts relating to its business, financial condition, operations, Assets and its performance under the Program Documents and to discuss the foregoing with its and such Person's officers, partners, employees and accountants, all as often as the Agent may reasonably request.

(j)                 Investment Policies and Restrictions. At all times be in compliance in all material respects with Investment Policies and Restrictions and maintain necessary liquidity to meet its obligations to fund future advances or other extensions of credit under the Loan Documents relating to its Loan Assets.

(k)               Defense of Secured Parties’ Interest. Defend each of the Secured Parties' right and interest in, to and under the Pledged Collateral against all Adverse Claims of all Persons whomsoever.

(l)                 Custody and Control. At all times cause all Borrowing Base Eligible Assets of the Borrower (including all investments, if any, evidencing the same and all Loan Documents) to constitute Pledged Collateral and to be (i) custodied with the Custodian to the Custodial Agreement, and (ii) subject to the Custodian's control and custody in accordance with the Custodial Agreement and the Control Agreement; provided, that if such Borrowing Base Eligible Asset or Pledged Collateral is a Loan Asset and concurrently with any request to register such Loan Asset in the name of the Borrower, the Borrower shall deliver instructions to all Selling Institutions, Transaction Agents and Obligors related to such Loan Asset requiring that any instrument evidencing such Loan Asset be delivered to the Custodian. At all times cause all Loan Documents (other than Specified Loan Documents) to be held at the addresses set forth on Schedule II or, such other location as the Borrower shall designate upon twenty (20) day's prior written notice to the Agent.

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(m)             Notice of Litigation or Other Proceedings. Promptly give notice in writing to the Agent of all material litigation, arbitration proceedings and regulatory proceedings affecting the Borrower or the Assets of the Borrower.

(n)               Maintenance of Books of Record and Account. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with the requirements of the SEC or under the Investment Company Act.

(o)               Proceeds of Pledged Collateral. Cause all Proceeds of the Pledged Collateral to be remitted to the Collateral Account if a Default or Event of Default shall be continuing or would occur as a result of the failure to so remit such Proceeds.

(p)               Use of Proceeds. Use the net proceeds of any Advance made hereunder solely in the ordinary course of its business or financial affairs for the purpose of (i) purchasing Assets (other than any Asset which constitutes real property or a direct interest therein), (ii) paying principal and Yield in respect of outstanding Advances, or (iii) for general fund purposes.

(q)               Adviser. At all times maintain the Adviser or an Eligible Successor Adviser reasonably acceptable to the Agent as the Borrower's investment adviser, provided, that if the Board of Trustees of the Borrower shall have terminated the Advisory Agreement by terminating the Adviser, the Borrower shall replace the Adviser with an Eligible Successor Adviser reasonably satisfactory to the Agent on terms reasonably satisfactory to the Agent in accordance with the terms of the Program Documents within ten (10) days of such termination.

(r)    Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. §1010.230, the Borrower shall furnish to the Agent all information regarding beneficial ownership required by such regulation, if any.

SECTION 5.02. Negative Covenants of the Borrower.

The Borrower covenants and agrees that the Borrower shall not:

(a)               Impairment of Rights. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under any Program Document.

(b)               Prospectus and Investment Policies and Restrictions. Purchase any Assets or engage in any line of business not contemplated by the Prospectus or the Investment Policies and Restrictions in effect on the Closing Date, as such Investment Policies may be subsequently amended by the Borrower's Board of Trustees in accordance with the terms of this Agreement (and which would not necessarily be disclosed in a Prospectus) or take any action inconsistent with the Prospectus, including without limitation, the Investment Policies and Restrictions.

(c)               Creation of Debt. Create, assume or suffer to exist any Debt or any Guarantee, except for Permitted Debt.

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(d)               Mergers; Sale of Assets. Adopt or carry out any plan of liquidation, partial liquidation, reorganization, incorporation or recapitalization, or merge into or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any of its Assets other than ordinary course sales of Assets in the conduct of its business as an investment company, other than as contemplated in the Program Documents, provided, however, that in the event such ordinary course sale or transfer of Assets would result in a decrease in the Borrowing Base (as set forth in the most recent Investor Report) equal to or greater than percent (%), such sale shall be permitted only if the Borrower delivers to the Agent a certificate demonstrating compliance with the Borrowing Base Test and the Asset Coverage Test after giving effect to such sale.

(e)               Advances and Extensions of Credit. Make any (i) payment or make any advance or other extension of credit except in the ordinary course of the Borrower’s business and as expressly contemplated by the Investment Policies and Restrictions in effect on the Closing Date, or as otherwise modified in accordance with Section 5.02(i) below, or (ii) advance or other extension of credit to any Person, except as contemplated by the Investment Policies and Restrictions in effect on the Closing Date, or as otherwise modified in accordance with Section 5.02(i) below.

(f)                Custodial Agreement and Advisory Agreement. Permit or consent to a change of the Custodian without the prior written consent of the Agent. Permit or consent to any material amendment, modification or waiver of the Custodial Agreement, unless the Borrower has delivered to the Agent a certificate of a Responsible Officer of the Borrower certifying that such amendment, modification or waiver could not reasonably be expected to have a Material Adverse Effect. Permit or cause the Advisory Agreement in effect on the Closing Date or any replacement advisory agreement approved of in writing by the Agent to be terminated unless a replacement investment management agreement has been entered into with an Eligible Successor Adviser which is substantially similar in all material respects to the Advisory Agreement in effect immediately prior to any such termination. Without the prior written consent of the Agent, permit or cause the Advisory Agreement in effect on the Closing Date or any replacement advisory agreement approved of in writing by the Agent to be amended, waived or otherwise modified in a manner that could reasonably be expected to give rise to a Material Adverse Effect.

(g)               Amendments to Organizational Documents. Amend, terminate, supplement or otherwise modify in any material respect its declaration of trust, By-laws or other organizational documents, other than Amendment No. X to the By-laws relating to the issuance of VRTP Shares.

(h)               ERISA. Become a member of an ERISA Group or incur any liability or obligation with respect to Plan, Multiemployer Plan or any Benefit Arrangement.

(i)                 Investment Policies and Restrictions. Without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed) permit any material change in the Investment Policies and Restrictions in effect on the Closing Date, unless required by a change in Applicable Law.

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(j)                 Liens. Create, assume or suffer to exist any Adverse Claim on any Asset now owned or hereafter acquired by it (including without limitation the Pledged Collateral).

(k)               Senior Securities. Issue any "senior securities", as such term is defined and used in the Investment Company Act other than Permitted Senior Securities.

(l)                 Margin Requirements. Extend credit to others for the purpose of buying or carrying any "margin stock" in such a manner as to violate Regulation T, Regulation U or Regulation X or use the proceeds of any Advance in violation of Regulation T, Regulation U or Regulation X or use the proceeds of any Advance to purchase or carry Margin Stock or, without limiting the foregoing, have more than percent (%) of its total Assets constitute Margin Stock.

(m)             Restricted Payments. Make any Restricted Payment (other than Restricted Payments in connection with the ARPS Retirement, an ARPS Mandatory Redemption or a VRTP Mandatory Redemption Event) (i) if immediately after giving effect to such payment the Borrower will not be in full compliance with the Borrowing Base Test and the Asset Coverage Test, (ii) if any Default or Event of Default shall result from the making of such Restricted Payment, (iii) if any Default of the type specified in Section 6.01(f) shall be continuing with respect to the Borrower, or (iv) if any Event of Default shall be continuing.

(n)   ARPS Retirement, ARPS Mandatory Redemption and VRTP Mandatory Redemption Event Restricted Payments. Make any Restricted Payment in connection with the ARPS Retirement, an ARPS Mandatory Redemption or a VRTP Mandatory Redemption Event unless (i) immediately after giving effect to such payment the Borrower will be in full compliance with the Borrowing Base Test and the Asset Coverage Test and the Agent shall have received a pro forma Investor Report, which shall evidence compliance therewith, (ii) no Default or Event of Default shall result from the making of such Restricted Payment; unless, with respect to subparagraphs (i) and (ii) hereof, (a) if such noncompliance or Default or Event of Default can be prevented from occurring prior to the making of such Restricted Payment by the prepayment of Advances or the delivery of additional Pledged Collateral, prior to making such Restricted Payment, the Borrower has prepaid Advances or provided such additional Pledged Collateral in an amount sufficient to prevent such noncompliance or Default or Event or Default from occurring upon such Restricted Payment being made, and (b) if such noncompliance or Default or Event of Default cannot be prevented by the prepayment of Advances or delivery of additional Pledged Collateral prior to the making of such Restricted Payment, then the Borrower shall have repaid all Borrower Obligations, the Total Commitment shall have been terminated and the Program Termination Date shall have occurred, and (iii) no Default or Event of Default of the type specified in Section 6.01(f) shall be continuing with respect to the Borrower.

(o)               Name Change. Change its name (i) without giving the Agent at least thirty (30) days prior written notice, and (ii) unless all actions necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Pledged Collateral have been taken and completed.

(p)               Custodian’s Overdraft Advances. Permit the Aggregate Custodian’s Advance Amount to at any time exceed $.

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(q)               Pledged Collateral; Notice of Exclusive Control. Without the prior written consent of the Agent, sell, dispose of or substitute any Pledged Collateral or originate any entitlement orders or other instructions with respect to any Pledged Collateral unless immediately following any such sale, disposition or substitution the Borrower will be in full compliance with the Borrowing Base Test and the Asset Coverage Test. After the Borrower has received written notice of delivery by the Agent to the Custodian of a Notice of Exclusive Control, unless such Notice of Exclusive Control is revoked in writing by the Agent, give any instruction to the Custodian in respect of the Pledged Collateral without the prior written consent of the Agent.

(r)                Subsidiaries. The Borrower shall not establish any Subsidiaries without the prior written consent of the Agent.

(s)                Conversion to Open-End Status, Etc. Convert to an open-end investment company or purchase any Asset or engage in any line of business not contemplated by the Prospectus without the Agent's prior written consent.

(t)                 Sanctions. The Borrower will not, directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to knowingly (after having made all reasonable investigations) fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would reasonably result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor or otherwise). No part of the proceeds of any Advance will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

(u)               Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except in compliance with the provisions of the Investment Company Act and the rules and regulations thereunder or pursuant to an exemption therefrom by the SEC or pursuant to a "no-action" letter issued to such Borrower by the SEC indicating that the staff of the SEC would not recommend enforcement action as a result of such transaction.

(v)               Adviser Bankruptcy Event. If the Advisory Agreement shall have terminated as a result of an event of the type described in Section 6.01(f) involving the Adviser and a successor investment advisor has not been appointed as contemplated by Sections 5.01(q), 5.02(f), or 6.01(m), the Borrower shall not remove or give instructions to the Custodian to remove any Asset (including any cash or other proceeds of) from the Collateral Account or otherwise release or cause any Asset pledged to the Agent at such time to no longer constitute Pledged Collateral, without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed).

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ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

If any of the following events (each an "Event of Default") shall occur:

(a)   the Borrower shall fail to make or cause to be made in the manner and when due any payment or deposit to be made or to be caused to be made by it under this Agreement or any of the other Program Documents to which it is a party and such failure shall continue for (i) in the case of any principal payments on any Advance (other than the failure to comply with clauses (b) and (c) of Section 2.05 in which case no grace period or requirement of notice shall apply), one (1) Business Day, and (ii) in the case of all other payments (other than the failure to comply with clauses (b) and (c) of Section 2.05 in which case no grace period or requirement of notice shall apply), three (3) Business Days; or

(b)               the Borrower shall fail to comply with clauses (b) or (c) of Section 2.05, clauses (g), (l) or (q) of Section 5.01 or clauses (c), (d), (e), (f), (h), (i), (k), (m) or (n) of Section 5.02 or the Adviser shall fail to comply with the Letter Agreement; or

(c)               the Borrower or the Adviser shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed under this Agreement or any other Program Document and such failure shall continue for ten (10) Business Days; or

(d)               any representation or warranty made or deemed made by the Borrower or the Adviser under or in connection with this Agreement, the Control Agreement, the Letter Agreement or any other Program Document or any other certificate, information or report delivered by or on behalf of the Borrower or the Adviser in connection therewith shall have been false or incorrect when made or deemed made or delivered or any representation or warranty made or deemed made by the Borrower or the Adviser in any other Program Document to which it is a party or any certificate, information or report delivered by or on behalf of the Borrower or the Adviser in connection therewith shall be false or incorrect in any material respect when made or deemed made or delivered; or

(e)               the Agent shall for any reason cease to have a valid and perfected first priority security interest in the Pledged Collateral (subject to the Lien of the Custodian securing the Custodian's Overdraft Advances to the extent permitted by Section 5.02(p)) free and clear of all Adverse Claims or the Custodian, as collateral agent and/or securities intermediary under the Control Agreement, shall not have custody and control, as contemplated by the Control Agreement, of the Pledged Collateral; or

(f)                the Borrower, the Adviser or Morgan Stanley shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Adviser or Morgan Stanley seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for

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relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of forty (40) days, or any of the actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Adviser, Morgan Stanley or the Custodian shall take any action to authorize any of the actions set forth above in this subsection; or

(g)               any material provision of any Program Document (other than any Loan Document) shall cease to be a legal, valid and binding obligation of any of the parties purported to be bound thereby, enforceable in accordance with its respective terms or any party thereto (other than a Secured Party) shall so assert in writing; or

(h)               there shall have been a material default or material breach, or to the extent defined therein, an Event of Default, under any Program Document (other than any Loan Document); or

(i)                 any judgment or order, or any series of judgments or orders, shall have been entered against the Borrower, provided that (i) such judgments or orders shall aggregate to more than $, and (ii) enforcement actions have been commenced with respect thereto and have not been dismissed for ten (10) Business Days or more; or

(j)                 either (1) State Street Bank and Trust Company (or any successor approved of in writing by the Agent) shall at any time cease to serve as Custodian under the Custodial Agreement or the Control Agreement, unless a successor thereto satisfactory to the Agent shall have assumed the duties of Custodian thereunder and in accordance with the terms of the Program Documents, or (2) the Custodian or the Borrower shall have given notice of the termination of the Custodial Agreement or the Control Agreement; provided, however, that events specified in clause (2) above shall not constitute an Event of Default if prior to the fifth (5th) Business Day immediately preceding the effective date of such termination a successor custodian reasonably satisfactory to the Agent shall have been appointed as custodian under the Custodial Agreement and shall have assumed the obligations of the Custodian under the Custodial Agreement and the Control Agreement and the Agent shall have received such certificates and opinions as it shall have reasonably requested; or

(k)               any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower which Debt in the aggregate is at least $ or enables (or, with the giving of notice or lapse of time or both would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

(l)                 any change in Law shall be enacted, promulgated or proposed which (i) would limit in any material respect the ability of the Agent, or any Secured Party, to foreclose upon its interest in, or in the event of such foreclosure to dispose of, the Pledged Collateral or to be granted the security interest in Pledged Collateral as contemplated by the Program Documents, or (ii) unless such changes have been consented to in writing by the Agent, would require any change to the Investment Policies and Restrictions which in the reasonable opinion

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of the Agent could materially adversely affect the net asset value of the Borrower, materially increase the credit risk associated with the Assets of the Borrower or otherwise give rise to a reasonable possibility of a Material Adverse Effect; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “change in Law” for purposes hereof, regardless of the date enacted, adopted or issued; or

(m)             the Advisory Agreement in effect on May 12, 2021 shall be (i) amended, waived or otherwise modified in any respect which could reasonably be expected to cause a Material Adverse Effect, or (ii) terminated, in either case without the prior written consent of the Agent; provided, that if the Board of Trustees of the Borrower shall have terminated the Advisory Agreement by terminating the Adviser, but shall have replaced the Adviser with an Eligible Successor Adviser reasonably satisfactory to the Agent and on terms reasonably satisfactory to the Agent in accordance with the terms of the Program Documents within ten (10) days of such termination, and such successor investment adviser shall have entered into an agreement with the Agent which is substantially identical to the Letter Agreement and such Letter Agreement is in full force and effect, no Event of Default under this clause (m) shall be deemed to have occurred after the date of such replacement and the Program Documents have been amended to reflect such replacement; or

(n)               the Adviser shall (i) sell or otherwise dispose of all or a substantial portion of its Assets, (ii) consolidate with or merge into any other entity unless it is the survivor, or (iii) acquire all or substantially all of the assets of another Person, unless the assets acquired are less than percent (%) of its assets, unless in each case the Agent has consented to the same in writing, which consent shall not be unreasonably withheld; or

(o)               as of the last Business Day of any calendar month after the Closing Date, the NAV of the Borrower shall have decreased by percent (%) or more from the NAV of the Borrower as of the last Business Day of the immediately preceding calendar month; provided that, for the avoidance of doubt, a decrease in the NAV of the Borrower as computed as of any day during a calendar month other than as of the last Business Day of such month by percent (%) or more from the NAV of the Borrower as of the last Business Day of the immediately preceding calendar month shall not be considered a “Default” or an “Event of Default” under this subsection;

(p)               notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.05, the Borrower shall not be in full compliance with the Asset Coverage Test or the Borrowing Base Test or the aggregate outstanding amount of Advances or other indebtedness of the Borrower exceeds any Borrowing Limit for fifteen (15) consecutive Business Days; or

(q)   (i) Other than to the extent permitted by Section 5.01(q), the Adviser shall cease to be a wholly owned direct or indirect subsidiary of Morgan Stanley, (ii) Eaton Vance Management or another Eligible Successor Adviser shall cease to be the Borrower’s investment adviser, or (iii) the Letter Agreement or a replacement letter agreement executed by the Agent shall cease to be in full force and effect.

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(r)                any VRTP Mandatory Redemption Event shall occur;

then, and in any such event, in addition to all rights and remedies specified in this Agreement, including without limitation, Article VII, and the rights and remedies of a secured party under Applicable Law including, without limitation the UCC, the Agent may, by notice to the Borrower, declare the Termination Date to have occurred and declare the outstanding Advances to be due and payable (in which case the Termination Date and the Maturity Date shall be deemed to have occurred); provided, that, upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 6.01 with respect to the Borrower, the Termination Date and the Maturity Date shall be deemed to have automatically occurred.

Article VII
PLEDGE OF PLEDGED COLLATERAL;
RIGHTS OF THE AGENT

SECTION 7.01. Security Interests.

In consideration of the Conduit Lenders and the Secondary Lenders making and maintaining the Advances, and as collateral security for the prompt, complete and unconditional payment and performance of all of the Borrower Obligations, the Borrower hereby pledges (and in the case of all Pledged Collateral other than the Loan Assets), hypothecates, collaterally assigns, transfers, sets over and delivers to the Agent for the benefit of the Secured Parties and grants to the Agent for the benefit of the Secured Parties a continuing Lien upon and security interest in, all of the Borrower's right, title and interest in, to and under the following assets and properties, whether now owned or existing or hereafter arising or acquired and wheresoever located (the items specified in clauses (i) through (viii) below, collectively, the "Pledged Collateral"):

(i)            all of the cash, Assets, investments and property from time to time credited to the Collateral Account, including all security entitlements with respect to the Collateral Account and all Loan Assets held by the Custodian for the benefit of the Agent pursuant to the Control Agreement;

(ii)            the Collateral Account (together with all other accounts in which the distributions referred to in clause (iii) below are remitted);

(iii)            all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the assets, investments, property and security entitlements described in clause (i) above, including without limitation the principal payments in respect of such Loan Assets;

(iv)            all rights and remedies of the Borrower under the Loan Documents and the Custodial Agreement in respect of the assets, investments, property and security entitlements described in clause (i) above;

(v)            all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments, property and security entitlements described in clause (i) above;

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(vi)            all accounts, contract rights, documents, instruments, securities, investment property, chattel paper, general intangibles (including payment intangibles), inventory, goods, equipment and all other property of every kind and nature, now owned or hereafter acquired in respect of the assets, investments, property and security entitlements described in clause (i) above);

(vii)            all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to the assets, investments, property and security entitlements described in clause (i) above; and

(viii)            all Proceeds of any and all of the foregoing.

SECTION 7.02. Substitution of Collateral and Release of Security Interest.

(a)               So long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such sale, transfer, disposition or substitution and the Borrowing Base Test will be satisfied immediately following such sale, transfer, disposition or substitution, the Borrower may originate entitlement orders with respect to the Collateral Account and may sell, transfer or dispose of or substitute Pledged Collateral in accordance with the terms of this Agreement and the Control Agreement.

(b)               After the Program Termination Date, the Agent at the request of the Borrower shall execute, deliver and file such instruments as the Borrower shall reasonably request in order to reassign, release or terminate its security interest in the Pledged Collateral. Any and all actions under this Section 7.02 shall be without any recourse to, or representation or warranty by, the Agent or any Secured Party and shall be at the sole cost and expense of the Borrower.

SECTION 7.03. Application of Proceeds.

(a)               After the occurrence and during the continuance of an Event of Default, all amounts remitted to the Agent's Account in respect of the Borrower Obligations, including without limitation all Proceeds resulting from the sale or other disposition of the Pledged Collateral, shall be applied by the Agent in the following order and priority:

First, to the payment of all amounts advanced or expended by the Agent and all costs and expenses incurred by the Agent in connection with the enforcement of the Secured Parties’ rights and remedies under the Program Documents;

Second, to the extent funds are remaining after the above application, to the Lenders and the Secondary Lenders to the payment of all accrued and unpaid Yield on all outstanding Advances on a pro-rata basis according to the amount of accrued Yield owing to each Lender and each Secondary Lender;

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Third, to the extent funds are remaining after the above applications, to the Secured Parties to the payment of all fees payable under the Fee Letter on a pro rata basis according to the amount of such fees owing to each Secured Party;

Fourth, to the extent funds are remaining after the above applications, to the Lenders and the Secondary Lenders to the payment of the principal amount of each outstanding Advance on a pro-rata basis according to the amount of principal owing to each Lender and each Secondary Lender;

Fifth, to the extent funds are remaining after the above applications, to the Secured Parties and any Affected Person to the payment of all Borrower Obligations and other amounts payable to the Secured Parties pursuant to this Agreement and the other Program Documents on a pro rata basis according to the amounts owed to each Person.

The Agent shall, after the final payment in full of all Advances and all other Borrower Obligations, remit the remaining excess Proceeds which it had received from the sale or disposition of the Pledged Collateral to the Borrower’s Account.

(b)               For purposes of determining the application to be made of such monies and other cash proceeds by the Agent to the Lenders and the Secondary Lenders pursuant to this Section 7.03, the Agent may rely exclusively upon a certificate or other statement of the Lenders or such Secondary Lender, as the case may be, setting forth in reasonable detail the amount then owing to such Lender and such Secondary Lender, as the case may be. The Agent shall not be liable for any application of funds in accordance with any certificate or direction delivered pursuant to this Section 7.03; provided, however, that no application of funds in accordance with any certificate delivered pursuant to this Section 7.03 shall be deemed to restrict or limit the right of any party to contest with the purported obligee its respective liability in respect of the amount set forth in such certificate.

SECTION 7.04. Rights and Remedies upon Event of Default.

(a)               The Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Agent or its designees may (i) deliver a Notice of Exclusive Control to the Custodian; (ii) instruct the Custodian to deliver any or all of the Pledged Collateral and any Loan Documents relating to the Pledged Collateral to the Agent or its designees and otherwise give all instructions and entitlement orders to the Custodian regarding the Pledged Collateral; (iii) sell or otherwise dispose of the Pledged Collateral, all without judicial process or proceedings; (iv) take control of the Proceeds of any such Pledged Collateral; (v) subject to the provisions of the applicable Loan Documents, exercise any consensual or voting rights in respect of the Pledged Collateral; (vi) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Pledged Collateral; (vii) enforce the Borrower’s rights and remedies under the Custodial Agreement with respect to the Pledged Collateral; (viii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Pledged Collateral; (ix) require that the Borrower and the Custodian immediately take action to liquidate the Assets to pay amounts due and payable in respect of the Borrower Obligations; (x) remove from the Borrower's, the

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Adviser's and their respective agents' place of business all books, records and documents relating to the Pledged Collateral unless copies thereof shall have been provided to the Agent which copies of such books and records shall thereafter be deemed to be originals thereof; and/or (xi) notify all Selling Institutions, Transaction Agents and Obligors related to the Loan Assets which constitute Pledged Collateral to make payments in respect thereof directly to the Agent’s Account; (xii) at the request of the Agent execute all documents and agreements which are necessary or appropriate to have the Pledged Collateral which constitutes Loan Assets to be assigned to the Agent or its designee; and (xiii) endorse the name of the Borrower upon any items of payment relating to the Pledged Collateral or upon any proof of claim in bankruptcy against an account debtor. For purposes of taking the actions described in Subsections (i) through (xiii) of this Section 7.04(a) the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Borrower Obligations remain unpaid), with power of substitution, in the name of the Agent or in the name of the Borrower or otherwise, for the use and benefit of the Agent, but at the cost and expense of the Borrower and without notice to the Borrower.

(b)               All sums paid or advanced by the Agent in connection with the foregoing and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Agent on demand and shall constitute and become a part of the Borrower Obligations secured hereby.

SECTION 7.05. Remedies Cumulative.

Each right, power, and remedy of the Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Program Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Program Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies. For the avoidance of doubt, and subject to Section 9.18, each of the parties hereto hereby acknowledges and agrees that this Agreement shall be full recourse to the Assets of the Borrower in accordance with the terms hereof and the other Program Documents.

Section 7.06.      Enforcement of Remedies under the Custodial Agreement and Loan Documents.

(a)               The Borrower agrees that it shall (i) upon the request of the Agent (and at the Borrower’s own expense) diligently enforce the rights and remedies under the Custodial Agreement and at law or equity against the Custodian for the breach by the Custodian of any term, covenant or agreement thereunder relating to or affecting any Pledged Collateral, and (ii) diligently enforce its rights and remedies under the Loan Documents relating to the Pledged Collateral. In enforcing such rights and remedies the Borrower shall exercise the same degree of care that it would exercise if this Agreement had not been entered into; provided, that the Borrower shall not, in enforcing such rights and remedies, settle any claim against the Custodian without the prior written consent of the Agent (which consent shall not be unreasonably withheld).

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(b)               The Borrower agrees that to the extent not expressly prohibited by the terms of the related Loan Documents, it shall (i) upon the written request of the Agent promptly forward to the Agent all information and notices which it receives under or in connection with the Loan Documents relating to the Pledged Collateral, and (ii) following a Default or an Event of Default, act and refrain from acting in respect of any request, act, decision or vote under the Loan Documents relating to the Pledged Collateral only in accordance with the direction of the Agent.

Article VIII
THE AGENT

SECTION 8.01. Authorization and Action.

Each Lender and each of the Secondary Lenders hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Program Documents and the Asset Purchase Agreement as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Program Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Agent shall be read into this Agreement, any other Program Document or the Asset Purchase Agreement or otherwise exist for the Agent. As to any matters not expressly provided for by this Agreement, the other Program Documents or the Asset Purchase Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Secondary Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Program Documents, the Asset Purchase Agreement or Applicable Law. Each Lender and each Secondary Lender agrees that in any instance in which the Program Documents provide that the Agent's consent may not be unreasonably withheld, provide for the exercise of the Agent's reasonable discretion, or provide to a similar effect, it shall not in its instructions to the Agent withhold its consent or exercise its discretion in an unreasonable manner.

SECTION 8.02. Delegation of Duties.

The Agent may execute any of its duties under this Agreement, each other Program Document and the Asset Purchase Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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SECTION 8.03. Agent's Reliance, Etc.

The Agent shall not have any duties or obligations except for those expressly set forth in this Agreement and the other Program Documents. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, any of the other Program Documents or the Asset Purchase Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Adviser) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, the other Program Documents or the Asset Purchase Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Program Documents, the Asset Purchase Agreement or any Loan Documents on the part of the Borrower, the Adviser, the Custodian or any other Person or to inspect the property (including the books and records) of the Borrower or the Adviser; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Program Documents, any Loan Document, the Asset Purchase Agreement or any other instrument or document furnished pursuant hereto or thereto; (v) shall not be subject to any fiduciary or implied duties regardless of whether a Default or Event of Default has occurred and is continuing; (vi) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Program Documents; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Program Document or applicable law; (vii) shall not, except as expressly set forth herein and in the other Program Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Adviser or any of their respective Affiliates that is communicated to or obtained by the Person servicing as the Agent or any of its Affiliates in any capacity; and (viii) shall incur no liability under or in respect of this Agreement, any other Program Document or the Asset Purchase Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be delivered by facsimile or electronic transmission) believed by it to be genuine and signed or sent by the proper party or parties. In the event that the Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the "Trust Indenture Act") in respect of any securities issued or guaranteed by any Lender or Secondary Lender, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Borrower Obligation hereunder or under any other Program Document by or on behalf of Citibank, N.A. in its capacity as the Agent for the benefit of any Lender or Secondary Lender under any Program Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Program Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

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SECTION 8.04. Indemnification.

Each of the Lenders and the Secondary Lenders agrees to indemnify and hold the Agent harmless (to the extent not reimbursed by or on behalf of the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any other Program Document or the Asset Purchase Agreement or any action taken or omitted by the Agent under this Agreement, any other Program Document or the Asset Purchase Agreement; provided, that no Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each of the Lenders and the Secondary Lenders agrees to reimburse the Agent promptly upon demand for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration or enforcement (whether through negotiations, legal proceedings or otherwise) or legal advice in respect of rights or responsibilities under this Agreement, any Asset Purchase Agreement or the other Program Documents, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Each Lender or Secondary Lender shall be obligated to pay its pro rata share of all amounts payable to the Agent under this Section 8.04. As used in this Section 8.04, the term "Pro Rata Share" in respect of any Lender and each Secondary Lender means the fraction, expressed as a percentage, the numerator of which is the Secondary Lender Commitment of such Secondary Lender and the denominator of which is the Total Commitment.

SECTION 8.05. Successor Agent.

The Agent may, upon thirty (30) days' notice to the Conduit Lenders and the Secondary Lenders, resign as Agent. If the Agent shall resign, then the Lenders during such thirty (30) day period shall appoint from among the Secondary Lenders a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment during such thirty (30) day period, the Agent may appoint a successor agent. Any resignation of the Agent shall be effective upon the appointment of a successor agent pursuant to this Section 8.05 and the acceptance of such appointment by such successor. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder, under any Asset Purchase Agreement and under the other Program Documents and the provisions of this Article VIII and Section 9.04 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement, any Asset Purchase Agreement and under the other Program Documents.

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SECTION 8.06. Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Program Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders.

Each Conduit Lender and each Secondary Lender acknowledges that it has, independently and without reliance upon the Agent or any other Conduit Lender or Secondary Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Conduit Lender and each Secondary Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Conduit Lender or Secondary Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Program Document or any related agreement or any document furnished hereunder or thereunder.

Article IX
MISCELLANEOUS

SECTION 9.01. No Waiver; Modifications in Writing.

No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Secured Party, at law or in equity. No amendment, modification, supplement, termination or waiver of this Agreement shall be effective unless the same shall be in writing and signed by the Borrower and the Agent. If any Advances made by a Conduit Lender are outstanding, the Agent shall give written notice to S&P prior to the effectiveness of any material amendment or modification of this Agreement or any other Program Document to which a Conduit Lender is a party. Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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SECTION 9.02.  Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by electronic transmission, or by facsimile transmission, or by prepaid courier service, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 9.02. Unless the Agent otherwise prescribes, all notices, demands, requests, consents and other communications described in this Section 9.02 shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by electronic mail, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in the preceding clause; provided, however, that notices and communications to the Agent, as the case may be, pursuant to Article II or Article VIII shall not be effective until received by the Agent; provided, further that, for both clauses (i) and (iii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, electronic mail or electronic communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or electronic mail addresses) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to CAFCO, CHARTA CIESCO, or CRC:	Citibank, N.A.
1615 Brett Road
Ops Building 3
New Castle, DE 19720
Attention: Global Loans – Conduit Operations
Telephone No.: (302) 323-3125
Email: conduitoperations@citi.com

With a copy to:	c/o Citibank, N.A.
750 Washington Boulevard
Stamford, CT 06901
Attention: Robert Kohl
Telephone No.: (203) 975-6383
Facsimile No.: (914) 274-9038
Email: robert.kohl@citi.com

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With a copy to:	Citibank, N.A.
388 Greenwich Street, 7th Floor
New York, New York 10013
Attention: Junette Earl
Telephone No.: (212) 723-3704
Facsimile No.: (646) 843-3661
Email: junette.m.earl@citi.com

If to the Agent:	Citibank, N.A.
388 Greenwich Street, 7th Floor
New York, New York 10013
Attention: Junette Earl
Telephone No.: (212) 723-3704
Facsimile No.: (646) 843-3661
Email: junette.m.earl@citi.com

With a copy to:	Citibank, N.A.
750 Washington Boulevard
Stamford, CT 06901
Attention: Robert Kohl
Telephone No. (203) 975-6383
Facsimile No. (914) 274-9038
Email: robert.kohl@citi.com

If to Citibank:	Citibank, N.A.
388 Greenwich Street, 7th Floor
New York, New York 10013
Attention: Junette Earl
Telephone No.: (212) 723-3704
Facsimile No.: (646) 843-3661
Email: junette.m.earl@citi.com

With a copy to:	Citibank, N.A.
750 Washington Boulevard
Stamford, CT 06901
Attention: Robert Kohl
Telephone No. (203) 975-6383
Facsimile No. (914) 274-9038
Email: robert.kohl@citi.com
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If to the Borrower:	Eaton Vance Floating-Rate Income Trust
c/o Eaton Vance Management
Two International Place
Boston, MA 02110-4104
Attention: Chief Legal Officer
Telephone No.: (617) 672-8305
Facsimile No.: (617) 672-1305

If to S&P:	Standard & Poor's Ratings Group
55 Water Street
New York, New York 10041
Attention: CDO Leveraged Fund Surveillance
Telephone No.: (212) 438-5056
Email: CDOLeveragedFundSurveillance@sandp.com

SECTION 9.03. Taxes.

(a)               Any and all payments by the Borrower under this Agreement, the Advance Notes or any other Program Document (other than any Loan Document) shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Secured Parties, (i) United States federal withholding taxes and (ii) income and franchise taxes imposed on it by any taxing Authority in any jurisdiction which asserts jurisdiction to impose such taxes on the basis of contacts which the Secured Party in question maintains with such jurisdiction other than contacts arising out of the execution, delivery or performance of the Program Documents (other than the Loan Documents) or the transactions contemplated thereby (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Advance Note or under any other Program Document (other than any Loan Document) to any Secured Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)               In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder, under the Advance Notes or under any other Program Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Advance Notes or under any other Program Document (hereinafter referred to as "Other Taxes").

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(c)               The Borrower will indemnify each of the Secured Parties for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.03) paid by any Secured Party in respect of the Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Secured Party makes written demand therefor to the Borrower.

(d)               Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(e)               Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreement and obligations of the Borrower contained in this Section 9.03 shall survive the termination of this Agreement and the payment in full of principal and Yield hereunder and under the Advance Notes.

(f)       Each Secured Party shall use reasonable efforts to avoid the imposition of any Taxes for which the Borrower is required to pay additional amounts pursuant to this Section 9.03; provided, however, that such efforts shall not require any Lender to, in its reasonable judgment, incur any economic, legal, regulatory or other disadvantage.

SECTION 9.04. Costs and Expenses; Indemnification.

(a)               The Borrower agrees to promptly pay on demand all reasonable costs and expenses of each of the Secured Parties (including, without limitation, the fees and disbursements of counsel (whether through negotiations, legal proceedings or otherwise)), in connection with the preparation, review, negotiation, reproduction, execution, delivery, administration, modification, amendment, restructuring and enforcement of this Agreement, the Advance Notes or any other Program Document, including, without limitation, the reasonable out of pocket fees and disbursements of counsel for the Secured Parties with respect thereto and with respect to advising the Secured Parties, as to its rights, remedies and responsibilities under this Agreement, any Asset Purchase Agreement and the other Program Documents, all actuarial fees, UCC filing fees, periodic auditing fees and expenses, regulatory costs associated with capital adequacy and all other related fees and expenses.

(b)               In addition, the Borrower shall pay on demand (i) any and all commissions of placement agents and commercial paper dealers in respect of commercial paper notes issued to fund the Advances, (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the Advances, and (iii) in connection with the transaction contemplated by the Program Documents, the applicable pro-rata costs and expenses of the rating agencies’ rating the Lender’s commercial paper notes.

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(c)               The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including, without limitation, the reasonable fees and disbursements of counsel) (collectively the "Liabilities") that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any Loan Document or any other Program Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including, without limitation any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following:  (i) preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or any other Program Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower, the Adviser or the Custodian contained in any Program Document; (iii) any representation or warranty made or deemed made by the Borrower or the Custodian, contained in any Program Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower, the Adviser or the Custodian to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first priority perfected security interest in all of the Pledged Collateral; (vi) any action or omission, not expressly authorized by the Program Documents, by the Borrower, the Adviser or the Custodian, which has the effect of reducing or impairing the Pledged Collateral or the rights of the Agent or the Secured Parties with respect thereto; (vii) any Default or Event of Default; and (viii) any transactions related to the funding, carrying or repayment of the outstanding principal amount of the Advances in connection with the Program Documents; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

(d)               Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.04 shall survive the termination of this Agreement and the payment in full of principal and Yield on the Advances.

SECTION 9.05. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

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SECTION 9.06. Assignability.

(a)               This Agreement and each Conduit Lender’s rights and obligations herein (including the outstanding Advances) shall be assignable by such Conduit Lender and its successors and assigns to an Eligible Assignee with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided, that the consent of the Borrower shall not be required for any such assignment by a Conduit Lender to any financial or other institution which is a Person managed by Citibank or any of its Affiliates; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof. Each such assignor shall notify the Agent and the Borrower of any such assignment. Each such assignor may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Borrower, including the Pledged Collateral, furnished to such assignor by or on behalf of the Borrower or by the Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Borrower received by it from any of the foregoing entities. Notwithstanding the foregoing, without the consent of the Borrower, each Conduit Lender may, pursuant to the Asset Purchase Agreement or otherwise, sell, assign, transfer and convey all or any portion of the Advances maintained by such Conduit Lender, together with all rights hereunder, under any Asset Purchase Agreement and under the Program Documents in respect thereof, to Citibank and any other bank or financial institution which is also a Secondary Lender. The Borrower hereby agrees and consents to the pledge, assignment and/or granting of a security interest by each Conduit Lender in or of all of its rights under, interest in, title to and obligations under this Agreement and the other Program Documents to its collateral agent or trustee under such Conduit Lender's commercial paper note program.

(b)               Each Secondary Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall, in any event, not be required if a an Event of Default shall have occurred and be continuing), assign to any Eligible Assignee or to any other Secondary Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Secondary Lender Commitment and the outstanding Advances or interests therein owned by it); provided, that the Borrower's consent to any such assignment shall not be required if the assignee is an existing Secondary Lender or a U.S. Affiliate of an existing Secondary Lender that is an Eligible Assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent and such Secondary Lender within five (5) Business Days after having received notice thereof. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. Notwithstanding the foregoing, any Secondary Lender may at any time pledge or grant a security interest in all or a portion of its rights (including, without limitation, rights to payment of principal and Yield on the Advances) under this Agreement to secure obligations of such Secondary Lender to a Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

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(c)               This Agreement and the rights and obligations of the Agent herein may be assignable by the Agent and its successors and assigns with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided, that the consent of the Borrower shall not be required for any such assignment by the Agent to any financial or other institution which is Citibank or an Affiliate of Citibank or a Person managed by Citibank or any of its Affiliates; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent and such Secondary Lender within five (5) Business Days after having received notice thereof.

(d)               The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(e)               The Borrower acknowledges and agrees that the Secondary Lender's source of funds may derive in part from its participants. Accordingly, references in Sections 2.07, 2.08, 2.09, 9.03 and 9.04 and the other terms and provisions of this Agreement, any Asset Purchase Agreement and the other Program Documents to rates, determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Secondary Lenders shall be deemed also to include those of each of its participants; provided that the Borrower shall not be required to reimburse a participant of a Secondary Lender pursuant to Sections 2.07, 2.08, 2.09, 9.03 and 9.04 in an amount in excess of the amount that would have been payable to such Secondary Lender had such participation not been made.

(f)                The Agent shall maintain at its address specified in Section 9.02 or such other address as the Agent shall designate in writing to the Lenders and Secondary Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Secondary Lenders, their Secondary Lender Commitment, effective dates and Secondary Lender Stated Expiration Date, and the aggregate outstanding principal amount of the outstanding Advances made by each Secondary Lender under this Agreement. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Secondary Lenders may treat each person whose name is recorded in the Register as a Secondary Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Secondary Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.07. Governing Law.

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

SECTION 9.08. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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SECTION 9.09. Confidentiality.

(a)               Until the day that is one (1) year after the Program Termination Date, the Borrower agrees that it shall and shall cause each of its Affiliates (i) to keep this Agreement, the Control Agreement, the Fee Letter, the Letter Agreement, the proposal relating to the structure of the facility contemplated by this Agreement and the other Program Documents (other than the Loan Documents), (the "Facility"), any analyses, computer models, information or document prepared by the Agent, Citibank or any of their Affiliates in connection with the Facility, the Agent’s or its Affiliate’s written reports to the Borrower, the Adviser or any of their respective Affiliates and any related written information (collectively, the "Product Information") confidential and to disclose Product Information only to those of its officers, employees, agents, trustees, accountants, legal counsel and other representatives (collectively, the "Borrower Representatives") who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the Facility; (ii) to use the Product Information only in connection with the Facility and not for any other purpose; and (iii) to cause the Borrower Representatives to comply with the provisions of this Section 9.09 and to be responsible for any failure of any Borrower Representative to so comply. The Borrower shall not disclose Product Information to any third-party for the purpose of enabling such third-party to provide senior debt to the Borrower.

The provisions of this Section 9.09(a) shall not apply to any Product Information that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than the Borrower, the Adviser, any of their respective Affiliates or any Borrower Representative, that was or becomes available to the receiving party on a non-confidential basis from a source that is not known to such receiving party to be subject to confidentiality restrictions with respect to such Product Information, or that is required to be disclosed by applicable law or regulation or is requested by any Authority with jurisdiction over the Borrower, the Adviser, any Borrower Representative or any of their respective Affiliates, it being understood that any such disclosure or filing shall not relieve the Borrower, the Adviser, any of their respective Affiliates or any Borrower Representative of any of its obligations under this Section 9.09(a). Each of the Borrower and the Adviser agree that if any Product Information is required by applicable law or regulation to be included by it in any filing with the SEC or any other Authority it shall, in consultation with the Agent, use its reasonable best efforts to "black-out" all information which is not necessary under applicable law or regulation to be included in such filing which the Agent deems is of a sensitive nature and in no event shall the Fee Letter or the Investor Report be disclosed in any such filing.

(b)               Until the day that is one (1) year after the Program Termination Date, each of the Secured Parties agrees (i) to keep all non-public information with respect to the Borrower and the Adviser and their respective Affiliates which such Secured Party receives pursuant to the Program Documents (collectively, the "Borrower Information") confidential and to disclose Borrower Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives of the Secured Parties (collectively, the "Secured Party Representatives"), to providers of program-wide credit enhancement for a Conduit Lender, to

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any actual or potential subordinated investor in a Conduit Lender or liquidity provider if such investor or liquidity provider, as the case may be, has signed a confidentiality agreement substantially on the terms of this Section 9.09(b), to any other Person with the prior written consent of the Borrower, and to S&P, Moody’s or any other rating agency that rates the promissory notes of a Conduit Lender which, in each case, may have a need to know or review such Borrower Information for the purpose of assisting in the negotiation, completion, administration and evaluation of the Facility; (ii) to use the Borrower Information only in connection with the Facility and not for any other purpose; and (iii) to cause its related Secured Party Representatives to comply with the provisions of this Section 9.09(b) and to be responsible for any failure of any Secured Party Representative to so comply.

The provisions of this Section 9.09(b) shall not apply to any Borrower Information that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, that was or becomes available to the receiving party on a non-confidential basis from a source that is not known to such receiving party to be subject to confidentiality restrictions with respect to such Borrower Information, or that is required to be disclosed by applicable law or regulation or is requested by any Authority with jurisdiction over any Secured Party or Secured Party Representative or any of its Affiliates. Without limiting the foregoing, nothing contained in this Section 9.09 (b) shall serve to (i) restrict any brokerage, research, investment management or trading activities conducted in the ordinary course of business (which includes arbitrage activities) by a Secured Party, its employees or any other Affiliates of such Secured Party either for their own account or for the accounts of their customers; or (ii) restrict any investment banking and merger/acquisition activity performed in the ordinary course of the business of such Secured Party or its Affiliates; provided that with respect to (i) or (ii) above, the individuals engaged in any of the foregoing activities have not reviewed the Borrower Information or otherwise been informed by those who have reviewed it or the contents thereof.

Notwithstanding the foregoing, the Borrower Information may be disclosed by any Secured Party Representative to permitted assignees and participants and potential assignees and participants in the Facility to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Section 9.09(b).

(c)               Notwithstanding anything in this Section 9.09 to the contrary, the parties hereto (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to it, relating to such tax treatment and tax structure of the Facility.

SECTION 9.10. Merger.

The Program Documents taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof. The Program Documents supersede any prior agreements among the parties relating to the subject matter thereof.

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SECTION 9.11.  No Proceedings; No Recourse.

Each of the Borrower, the Agent, the Secondary Lenders and each assignee of an Advance or any interest therein and each entity which enters into a commitment to make Advances to the Borrower hereunder hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in Section 6.01(f) so long as any commercial paper or other senior indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding. The obligations of each Conduit Lender under and in connection with this Agreement and the other Program Documents are solely the obligations of such Conduit Lender. It is expressly agreed that no recourse shall be had for the payment of any amount owing in respect of this Agreement or any other Program Document or for any other obligation or claim arising out of or based upon this Agreement or any other Program Document, against any member, stockholder, employee, officer, manager, director, organizer or incorporator of the Conduit Lenders or against any member, stockholder, employee, officer, manager, director, organizer or incorporator of any such member, stockholder or manager.

SECTION 9.12. Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Program Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 9.03, 9.04, 9.09, 9.11 and 9.12 shall survive the termination of this Agreement.

SECTION 9.13. Loan Documents.

No obligation or liability of the Borrower is intended to be assumed by the Agent or any other Secured Party under or as a result of this Agreement or the other Program Documents, and the transactions contemplated hereby and thereby, including, without limitation, under any Loan Document and, to the maximum extent permitted under provisions of law, the Agent and the other Secured Parties expressly disclaim any such assumption. The Borrower shall indemnify, defend and hold harmless the Agent and the other Secured Parties from any loss, liability or expense incurred as a result of any claim that any such obligation or liability has been so assumed.

If an Event of Default under Section 6.01(f) in respect of the Borrower shall have occurred and is continuing or the Agent shall have delivered a Notice of Exclusive Control to the Custodian, and such notice has not been revoked by the Agent, the Borrower will use its best efforts to obtain and give all necessary consents under all Loan Documents relating to any Pledged Collateral and execute and deliver all agreements and documents which are necessary or appropriate in order to enable the Secured Parties to enforce their rights and remedies hereunder and under the other Program Documents, including without limitation, to permit the Pledged Collateral which constitutes Loan Assets to be assigned to the Agent or its designees. In addition, the Borrower shall pay all assignment fees which are required to be paid pursuant to the

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Loan Documents relating to the Pledged Collateral in connection with the foregoing. The Agent and the Secured Parties acknowledge that in order to enforce certain of their remedies in respect of the Pledged Collateral which constitutes Loan Assets after the occurrence of an Event of Default, certain provisions of the related Loan Documents may need to be complied with, including provisions requiring the consent of the related Transaction Agent and/or Obligor.

The Agent agrees that if it would be prevented from reviewing any Loan Document relating to an Eligible Debt Security in connection with the exercise of its rights under this Agreement, as a result of any confidentiality agreement entered into by the Borrower in respect thereof, and if its review of such Loan Documents would be permitted if it agrees to maintain the confidentiality of such Loan Documents in accordance with the terms of such confidentiality agreement (each such confidentiality agreement a "Subject Confidentiality Agreement"), the Agent hereby agrees to abide by the terms of such Subject Confidentiality Agreement in respect of such Loan Documents.

SECTION 9.14. Submission to Jurisdiction; Waivers; Etc.

The Borrower hereby irrevocably and unconditionally:

(a)               submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Program Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)               consents that any such action or proceeding may be brought in any of such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.02 or at such other address as may be permitted thereunder;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court;

(e)               to the fullest extent permitted by applicable law, agrees not to assert, and hereby waives, any claim against any Secured Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Program Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Program Documents or the transactions contemplated hereby or thereby; and

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(f)                acknowledges and agrees that in addition to any right of setoff, banker's lien or counterclaim a Secured Party may otherwise have, each Secured Party shall be entitled, at its option, to set-off any amount owing by it to the Borrower or any balances held by it for the account of the Borrower against any Borrower Obligations which are not paid when due.

SECTION 9.15. E-Mail Reports.

Subject to the following terms and conditions the Borrower may, unless otherwise notified to the contrary by the Agent, transmit Investor Reports and weekly officer's certificates to the Agent by electronic mail (each an "E-Mail Report"). Each E-Mail Report shall be formatted as the Agent may designate from time to time. Each E-Mail Report shall be sent to the Agent at an electronic mail address designated by the Agent, and the executed "summary sheet" for each E-Mail Report shall be transmitted via facsimile transmission to the Agent at the facsimile numbers specified for the Agent in Section 9.02.

SECTION 9.16. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

SECTION 9.17. Several Obligations.

Except for the commitment of the Secondary Lenders to make Advances if a Conduit Lender has declined to make an Advance to the extent expressly required by Section 2.02, no Lender or Secondary Lender shall be responsible for the failure of any other Lender or Secondary Lender to make any Advance or to perform any obligation on this Agreement, any Asset Purchase Agreement or any other Program Document. The Agent shall not have any liability to the Borrower, any Lender or any Secondary Lender for the Borrower's, any Lender's or any Secondary Lender's, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement, any Asset Purchase Agreement or any other Program Document. The Agent shall not have any liability to the Borrower, any Lender or any Secondary Lender for the Borrower's, any Lender's or any Secondary Lender's, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Program Document.

SECTION 9.18. Limitation on Liability.

The Borrower's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Borrower by the Borrower's officers as officers and not individually and the obligations imposed upon the Borrower by this Agreement are not binding upon any of the Borrower's trustees, officers, directors, shareholders, beneficiaries or other equity holders individually but are binding only upon the assets and property of the Borrower.

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SECTION 9.19. Patriot Act Notice.

Each of the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its subsidiaries, if any, to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the Patriot Act.

SECTION 9.20. Certain ERISA Matters.

(a)               Each Lender and Secondary Lender (x) represents and warrants, as of the date such Person became a Lender or Secondary Lender party hereto, to, and (y) covenants, from the date such Person became a Lender or Secondary Lender party hereto to the date such Person ceases being a Lender or Secondary Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)           such Lender or Secondary Lender is not a “benefit plan investor” (within the meaning of Section 3(42) of ERISA) or otherwise using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Secondary Lender Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or Secondary Lender’s entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement,

(iii)      (A) such Lender or Secondary Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or Secondary Lender to enter into, participate in, administer and perform the Advances, the Secondary Lender Commitments and this Agreement, (C) the

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entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or Secondary Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or Secondary Lender’s entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender or Secondary Lender.

(b)               In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or Secondary Lender, such Lender or Secondary Lender further (x) represents and warrants, as of the date such Person became a Lender or Secondary Lender party hereto, to, and (y) covenants, from the date such Person became a Lender or Secondary Lender party hereto to the date such Person ceases being a Lender or Secondary Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)           none of the Agent or any of its Affiliates is a fiduciary under ERISA or the Code with respect to the assets of such Lender or Secondary Lender in connection with such Lender’s or Secondary Lender’s entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Program Document or any documents related hereto or thereto),

(ii)        the Person making the investment decision on behalf of such Lender or Secondary Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),6

(iii)      the Person making the investment decision on behalf of such Lender or Secondary Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Borrower Obligations),

(iv)       the Person making the investment decision on behalf of such Lender or Secondary Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Secondary Lender Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Secondary Lender Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

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(v)         no fee or other compensation is being paid directly to the Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Secondary Lender Commitments, or this Agreement.

(c)               The Agent hereby informs the Lenders and the Secondary Lenders that the Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Agent has a financial interest in the transactions contemplated hereby in that the Agent or its Affiliates (i) may receive interest or other payments with respect to the Advances, the Secondary Lender Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances or the Secondary Lender Commitments, as applicable, for an amount less than the amount being paid for an interest in the Advances or the Secondary Lender Commitments by such Lender or Secondary Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Program Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Program Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Program Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Program Document; or

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       (iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EATON VANCE FLOATING-RATE INCOME TRUST,

as Borrower

By:_____________________________

Name:

Title:

CHARTA, LLC,

as Conduit Lender

By: Citibank, N.A.,

Its Attorney-in-Fact

By:____________________________

Name:

Title:

CAFCO, LLC,

as Conduit Lender

By: Citibank, N.A.,

Its Attorney-in-Fact

By:____________________________

Name:

Title:

CIESCO, LLC,

as Conduit Lender

By: Citibank, N.A.,

Its Attorney-in-Fact

By:____________________________

Name:

Title:

CRC FUNDING, LLC,

as Conduit Lender

By: Citibank, N.A.,

Its Attorney-in-Fact

By:____________________________

Name:

Title:

CITIBANK, N.A.,

as Agent

By:____________________________

Name:

Title:

CITIBANK, N.A.,

as Secondary Lender

By:____________________________

Name:

Title:

Percentage: %

       SCHEDULE I

FORM OF INVESTOR REPORT

1

       SCHEDULE II

LOCATIONS OF LOAN DOCUMENTS

1

SCHEDULE III

INDUSTRY CLASSIFICATIONS

1

SCHEDULE IV

TRUSTEE INFORMATION

1

SCHEDULE V

LIST OF ADVANCE RATES

1

SCHEDULE 4.01(j)

PENDING LITIGATION OR OTHER PROCEEDINGS

1

EXHIBIT A

FORM OF ADVANCE NOTE

A-1

EXHIBIT B

FORM OF NOTICE OF BORROWING

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

C-1

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

D-1

EXHIBIT E

FORM OF NOTICE OF CONVERSION OR CONTINUATION

E-1